UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Nicolet Bankshares, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 25, 2026

Dear Shareholders:

2025 was a defining year for Nicolet. We delivered record earnings and earnings per share while exceeding our targets across nearly every key performance metric. This performance likely places Nicolet among the top performing community banks in the country, and reflects disciplined execution and a relentless focus on fundamentals. Delivering record net income while expanding our net interest margin and growing core deposits reflects the strength of our core community bank franchise and the trust our customers place in us. We believe our model - rooted in community banking and long-term thinking - positions us well for the opportunities ahead in 2026, including welcoming the customers and employees of MidWestOne Financial Group, Inc. (“MidWestOne”).

2025 Performance Highlights:

•Record net income of $151 million for full year 2025, compared to net income of $124 million for 2024.
•Diluted earnings per common share of $9.78 for full year 2025, a 21.5% increase over diluted earnings per common share of $8.05 for 2024.
•Return on average assets of 1.68% and Return on average tangible common equity (non-GAAP) of 18.53% for full year 2025, with Return on average equity of 12.58%. ^
•Exceptional year-over-year core deposit growth of $497 million (7%), and solid year-over-year loan growth of $210 million (3%).

As we head into 2026, our primary focus will always remain on running a growing, highly profitable community bank that matters to the communities it serves. But following close behind will be what we expect to be the successful integration of MidWestOne. The merger closed on February 13, 2026, only 113 days from the announcement; however, unlike each of the past acquisitions, we are purposely delaying the core system integration by approximately six months. In the interim, there is still much we can do, and have already done, to begin the cultural integration process with MidWestOne.

The impact of the MidWestOne acquisition will certainly cause some additional noise in our financial results in 2026. The combination of merger accounting, one-time expenses, and some of the cost savings being delayed due to the systems integration mean the reported financial results may vary each quarter. However, we remain optimistic our core results (which remove the M&A noise) will continue to place us in the top quartile of publicly traded banks in the country. No matter which strategic paths Nicolet’s Board and executive team choose in 2026, the Company’s priority will always be to operate a highly profitable business that delivers meaningful value to its core stakeholders—customers, shareholders, and employees.

Thank you for your continued support of Nicolet.

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.

^ Please refer to Appendix A for a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Nicolet Bankshares, Inc.:

The 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Nicolet Bankshares, Inc. (“Nicolet” or the “Company”) will take place on Monday, May 18, 2026 at 9:00 a.m. local time. We will host the Annual Meeting by webcast. There will be no physical location for shareholders to attend. You may attend virtually at https://web.viewproxy.com/NIC/2026. The items of business include:

(1)The election of the twelve nominees listed in the accompanying proxy statement to our Board of Directors, to serve until the 2027 annual meeting of shareholders and until their successors have been duly elected and qualified.
(2)The ratification of the selection of Forvis Mazars, LLP as Nicolet’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
(3)To approve, on a non-binding advisory basis, the compensation paid to Nicolet’s named executive officers.
(4)Such other business as may properly come before the Annual Meeting and all adjournments or postponements thereof.

You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 16, 2026.

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be Held on May 18, 2026: This Notice of Annual Meeting, the accompanying Proxy Statement, and our 2025 Annual Report to Shareholders (which includes our Form 10-K for the year ended December 31, 2025), are available at https://web.viewproxy.com/NIC/2026 as well as the Investor Relations / Financials section of our corporate website, www.nicoletbank.com. You may vote by internet, telephone, or by completing, signing, and returning the enclosed proxy card or voting instructions form by mail in the enclosed reply envelope. Voting in any of these ways will not prevent you from participating in or voting at the Annual Meeting. Voting your proxy in advance, however, will help ensure that a quorum exists in order to conduct the Annual Meeting and that the greatest number of shareholders and votes are represented at the Annual Meeting.

By Order of the Board of Directors,

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.

Green Bay, Wisconsin
March 25, 2026

NICOLET BANKSHARES, INC.

NICOLET BANKSHARES, INC.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2026

GENERAL INFORMATION

Time and Place of the Meeting

The Board of Directors (the “Board”) of Nicolet Bankshares, Inc. (“we”, “our”, “Nicolet” or the “Company”) is furnishing this Proxy Statement (the “Proxy Statement”) to solicit proxies for use at the 2026 Annual Meeting of Shareholders of Nicolet to be held on Monday, May 18, 2026 at 9:00 a.m. local time (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held exclusively online via the internet.

Record Date and Mailing Date of Materials

The close of business on March 16, 2026, is the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and accompanying proxy card will first be made available to shareholders on or about March 25, 2026.

Our shareholders will receive a full set of our “Proxy Materials” (the Notice of 2026 Annual Meeting of Shareholders and Proxy Statement, our 2025 Annual Report to Shareholders (which includes our Form 10-K for the year ended December 31, 2025)), and the proxy card (or voting instructions form). Our Proxy Materials were mailed to shareholders beginning on March 25, 2026, and the Proxy Materials provide information on how to vote via the internet or telephonically. You also may vote by completing, signing, and returning the enclosed proxy card or voting instructions form by mail in the enclosed reply envelope. The Proxy Materials are also available to the public on the Internet at the SEC’s website at www.sec.gov. This Proxy Statement and the 2025 Annual Report to Shareholders are also available for viewing, printing, and downloading at our website, www.nicoletbank.com at “Investor Relations / Financials”. The information on any website referenced in this Proxy Statement is not incorporated by reference into and is not a part of this Proxy Statement. Further, our references to website URLs are intended to be inactive textual references only.

Number of Shares of Capital Stock Outstanding and Quorum

As of the close of business on the record date, Nicolet had 60,000,000 shares of common stock, $0.01 par value, authorized, of which 21,518,537 shares were issued and 21,354,554 shares were outstanding. Each issued and outstanding share of common stock is entitled to one vote on all matters to be presented at the Annual Meeting, including one vote for each of the director nominees as further described in “VOTING AT THE ANNUAL MEETING - Requirements for Shareholder Approval.”

As of the record day, Nicolet had approximately 3,500 shareholders of record. The presence, virtually or by proxy, of the majority of the outstanding shares entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. In determining whether a quorum exists, we will count abstentions and broker non‑votes, which are described below under “VOTING AT THE ANNUAL MEETING - Abstentions,” and “ - Broker Non-Votes.”

VOTING AT THE ANNUAL MEETING

Attending the Annual Meeting

The Annual Meeting will begin at 9:00 a.m. Central Time on May 18, 2026. Online check-in will be available beginning at 8:45 a.m. Central Time to allow for shareholders to log in and test the computer audio system. Please allow ample time for the online check-in process.
To join the Annual Meeting, you must pre-register at https://web.viewproxy.com/NIC/2026. All shareholders are welcome to attend and listen to the Annual Meeting by registering as a guest. If you desire to vote at the Annual Meeting, please see the additional instructions below under “Procedures for Voting Your Shares.”

Proposals to be Considered

At the Annual Meeting, shareholders will be asked to:

•Elect each of the twelve director nominees to serve until the 2027 Annual Meeting and until their successors have been duly elected and qualified. The director nominees are each described starting on page 38. The Board recommends a vote FOR each of the director nominees.

•Ratify the appointment of Forvis Mazars, LLP, to serve as the independent registered public accounting firm for Nicolet for the year ending December 31, 2026. This proposal is described on page 42. The Board recommends a vote FOR approval of this proposal.

•To approve, on a non-binding advisory basis, the compensation of our named executive officers. This proposal is described on page 43. The Board recommends a vote FOR approval of this proposal.

Procedures for Voting Your Shares

It is important that your shares be represented at the Annual Meeting, and we ask that you please vote your shares in advance of the Annual Meeting to ensure that your shares will be represented in one of the following three ways:

•By internet: Access www.AALvote.com/NIC and follow the instructions on the proxy card; or
•By telephone: In the United States and Canada, you can call the toll-free number specified on the proxy card that you receive; or
•By mail: The Proxy Materials include a return envelope and proxy card or voting instruction form that includes instructions for voting by mail.

For telephone or internet voting, you will need the 16-digit control number included on your proxy card or in the instructions that accompanied your Proxy Materials. If your shares are held in street name, your broker, bank or other nominee will send you instructions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program that offers various voting options.

If you hold shares in street name and you want to vote at the Annual Meeting, you must obtain a valid legal proxy from the record holder of your shares at the close of business on the record date indicating that you were a beneficial owner of shares, as well as the number of shares of which you were the beneficial owner, on the record date, and appointing you as the record holder’s proxy to vote these shares. You should contact your bank, broker, or other nominee for specific instructions on how to obtain a legal proxy. You must submit a copy of any legal proxy to virtualmeeting@viewproxy.com prior to the Annual Meeting as part of the meeting registration process in order to be assigned a virtual control number that will permit you to vote your shares during the Annual Meeting. On the day of the Annual Meeting, beneficial holders may only vote their shares if a valid legal proxy has been submitted by e‑mail in advance of the meeting. Beneficial holders who do not obtain a legal proxy will still be able to attend the Annual Meeting but will not be able to vote their shares.

Instructions on how to access and participate in the virtual Annual Meeting, including how to demonstrate proof of stock ownership, are available at https://web.viewproxy.com/NIC/2026.

If you vote by internet or by telephone, please do not mail in your proxy card.

Depending on how you hold your shares (e.g., directly or in “street name”), you may receive more than one set of proxy materials or voting instructions. Please vote all proxies you receive to ensure all your shares are voted.

You should specify your voting instructions with regard to each of the proposals set forth on the proxy card.

•If you properly sign and return your proxy card (or vote your proxy by internet or by telephone) and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified.

•If you properly sign and return your proxy card (or vote your proxy by internet or by telephone) but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your vote will be voted FOR each of the director nominees listed in this Proxy Statement in the manner described further below, FOR the ratification of the appointment of Forvis Mazars, LLP as the Nicolet’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and FOR the advisory vote to approve Nicolet’s named executive officer compensation.

•With respect to Proposal 1, Election of Directors, if you do not specify how your shares are to be voted, the persons appointed as proxies may use their discretion to cumulate votes for the election of directors and cast all of such votes for any one or more of the director nominees, to the exclusion of the others, and in such order of preference as they may determine at their discretion.

If any director nominee becomes unavailable for election for any reason, the proxy may be voted for a substitute nominee selected by the Nominating & Governance Committee of the Board. Alternatively, the Board may operate with a vacancy or reduce the size of the Board after the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

Submitting A Question at the Annual Meeting

You may submit a question before the meeting to ir@nicoletbank.com. We request that all questions be submitted by 5:00pm Central Time on May 17, 2026. We cannot ensure that every shareholder who wishes to have a question or comment addressed during the meeting will be able to do so. We also reserve the right to exclude questions that relate to personal matters or are not relevant to meeting matters.

Technical Difficulties During the Annual Meeting

If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), the chairman of the meeting will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later date (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via https://web.viewproxy.com/NIC/2026.

Revoking Your Proxy

Returning your completed proxy card or voting your proxy by internet or telephone does not affect your right to vote at the Annual Meeting. In addition, you can revoke your proxy at any time before it is voted by delivering to Michele McKinnon, Nicolet’s Corporate Secretary, at 111 North Washington Street, Green Bay, Wisconsin 54301, either a written revocation of your proxy or a duly executed proxy bearing a later date, by casting a later vote by internet or by telephone, or by voting at the Annual Meeting. Proxies may not be revoked by internet or by telephone. Shareholders holding their shares in “street name” through a broker must follow their broker’s instructions and submit their legal proxy to Computershare as described above in order to vote at the Annual Meeting, including to revoke a previously submitted proxy.

Requirements for Shareholder Approval

Required votes. The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is as follows:

Proposal 1 - Election of Directors: You will have as many votes as the number of shares you own, multiplied by the number of directors (12) to be elected. When voting by proxy or at the Annual Meeting, you may do the following:

•You may vote FOR all or some of the director nominees.

•You may WITHHOLD authority to vote for all or some of the director nominees, in which case none of those nominees will receive any of your votes.

•You may CUMULATE all of your votes for one director nominee or distribute them among as many nominees as you choose. For example, the election of 12 directors entitles a shareholder who owns 100 shares of common stock to 1,200 votes in the election of directors. That shareholder may vote all 1,200 votes for one director nominee or may allocate those votes among two or more of the nominees. If you wish to cumulate your votes, you must indicate in the space provided on the proxy card your intent to cumulate votes and indicate the number of votes to be cast for each nominee for whom you wish to vote, sign and mail your proxy card. The option to cumulate votes is not available by internet or telephone voting.

To be elected, a director nominee must receive more votes than any other nominee for the same seat on our Board. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. As of the date of this Proxy Statement, we do not know of any competing nominees.

Other Proposals - The affirmative vote of a majority of the votes cast is required to approve each of the other proposals.

Abstentions. A shareholder who is present at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given nominee or matter.

Broker Non-Votes. With respect to the ratification of the appointment of Forvis Mazars, LLP, brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. All NYSE and Nasdaq member brokers are prohibited from exercising discretionary voting with respect to “non-routine” matters, such as director elections, proposals with respect to the authorization of any equity compensation plan, and advisory votes on executive compensation. The vote to ratify Forvis Mazars, LLP, however, is considered a “routine” matter on which uninstructed broker shares can be voted. Proxies that contain a broker vote on the ratification of the appointment of Forvis Mazars, LLP, but no vote on the election of directors or on the advisory vote on executive compensation, are referred to as “broker non-votes” with respect to the proposals not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority, including director elections and the advisory vote on executive compensation.

Solicitation of Proxies

Nicolet will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

CORPORATE GOVERNANCE

We are committed to strong corporate governance policies, practices, and procedures designed to make the Board more effective in fulfilling its responsibilities to Nicolet and its shareholders.

Board Role in Risk Oversight and Leadership Structure

The Board coordinates, in conjunction with the Board committees, to provide enterprise-wide oversight of its management and handling of risk. These committees report regularly to the entire Board on risk-related matters and provide the Board with integrated insight about Nicolet’s management of strategic, credit, interest rate, financial reporting, technology, cyber, liquidity, compliance, operational, market, fiduciary, and reputation risks. The Board also monitors whether material new initiatives have been appropriately analyzed and approved, and reviews all regulatory findings directed to the attention of the Board and evaluates the adequacy of management’s response.

All the directors also serve on the Board of Nicolet National Bank, the Company’s wholly owned bank subsidiary (sometimes referred to herein as “Nicolet Bank” or the “Bank”). The Board believes that a single governing body to advise and determine strategy for the organization provides the Board with a comprehensive picture of the level and trends in operational and compliance risk exposure for the entire organization and ensures comprehensive oversight of regulatory matters.

The Board adopted and maintains corporate governance policies, including a Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy and Whistleblower Policy, each of which can be found on our website under “Corporate Governance” at www.nicoletbank.com.

Nicolet is committed to a strong Board structure, which includes maintaining the culture of a community bank and ensuring alignment of the Board with interests of shareholders, such as through ownership in Nicolet, and established a minimum director ownership requirement of 2,000 shares of Company common stock to be held by non-employee directors by the third anniversary of their director appointment. Since the Company’s inception in 2000, one of Nicolet’s founding executives has served as chairman. Mr. Atwell served as chairman until December 31, 2023, and Mr. Daniels was named chairman effective December 31, 2023. Mr. Atwell also served as chief executive officer until April 2021, at which time, Nicolet’s other founding executive, Mr. Daniels, was named chief executive officer. We believe a fully vested, experienced executive, with thorough knowledge of and expertise in banking financial statements, regulatory environment, and the community banking mission, can better ensure thorough and knowledgeable oversight from the entire Board and alignment with shareholders. The integrity of any such one individual is important, and the Board consists of many independent, knowledgeable, and vested directors to round out the Board leadership structure. As of the date of this Proxy Statement, ten (10) of the twelve (12) director nominees will qualify as “independent.”

The Board periodically reviews its leadership structure in light of the composition of the Board, composition of management, and the needs of the Company as they evolve over time. Based on this review, effective following the 2025 Annual Meeting, the Board, at the recommendation of the Nominating and Governance Committee, appointed Mr. Dykema as Lead Independent Director. Each year the Board has periodic executive sessions without management present that can be called by any member of the Board. The Lead Independent Director presides at these meetings.

Commitment to our People - Human Capital Initiatives

Nicolet is committed to support the well-being and development of each employee in a collaborative and inclusive environment. Our Core Values serve as the foundation of Nicolet’s employee benefits plans and policies, all of which are designed to support the long-term financial, physical, and emotional health of employees.

Core Value	Benefits and Policies
Be Real	Nicolet recognizes that each employee deserves financial security, however they may define that goal for themselves. To help employees reach their personal goals, Nicolet offers competitive wages and a comprehensive financial benefit package that includes offerings such as (1) a 401(k) plan with a dollar-for-dollar match of employee contributions up to 6%, (2) health plan coverage, including health savings accounts for employees who elect to participate in high-deductible health plans, (3) flexible spending accounts, (4) profit sharing contributions to the 401(k) plan, (5) paid life insurance, (6) an employee stock purchase plan, and (7) discounted wealth services. Nicolet regularly analyzes its pay practices to ensure fair and equitable pay practices among our diverse employee population.
Be Responsive
Nicolet’s culture - which embodies our 5 Core Values - is critical to Nicolet’s continued success. Following the appointment of a Chief Experience Officer in 2024, who continues to conduct listening sessions throughout our footprint, Nicolet revamped its annual employee survey to intensify its focus on culture, with 80% participation in our first year. This has enabled Nicolet to provide more targeted training and development opportunities.

Be Personal	Employees are more than their contributions at work. Each employee has a life outside of the workplace, and Nicolet seeks to provide support for all their life events by offering additional benefits such as (1) health, dental, hearing, and vision plans, (2) voluntary insurance plans to address hospital indemnity, critical illness, disability, and accidental injury, (3) paid time off for vacation, short-term sickness, and long-term sickness, (4) financial assistance for adoption, (5) grief support, (6) an employee assistance plan, (7) religious observance leave, (8) fraud protection services, and (9) other unpaid leave when necessary.

Nicolet partners with local civic organizations, schools, professional associations, and other organizations to attract, recruit, retain, engage, support, develop, and advance diverse employees. Nicolet believes that having diverse perspectives is key to innovation and success. We also believe that having diverse perspective allows us to best understand, serve, and support our employees, customers, and communities. While we value diversity of thought and experience, we do not make employment decisions on the basis of race, color, religion, sex, sexual orientation, gender identity, national origin, age disability, veteran status, or other legally protected characteristics.

As of December 31, 2025, Nicolet had 986 total employees, of which, approximately 63% were women and 37% were men. In addition, 45% of all officer-titled employees were women.
Be Memorable	We encourage employees to be a memorable part of their communities. In 2025, employees reported more than 20,000 total volunteer hours with local organizations of their choice. In addition, through employee monetary donations to the Nicolet Foundation (matched by Nicolet), Nicolet’s employee-run allocations committee awarded more than $180,000 to local non-profits identified by employees and selected by a committee of employees.
Be Entrepreneurial	We encourage employees to develop their professional skills and advance in their career. To support the continued development of employees, we invest in a range of formal and informal development opportunities to cultivate a highly skilled workforce. We provide internally designed development programs and commit resources to external professional education. In 2024, employees completed 3,997 hours of training, and in 2025 that number increased to 8,525. Through effective coaching and performance management, we continue to provide talented and well-deserving employees internal promotional opportunities that are aligned to their career aspirations. In 2025, 16% of all job opportunities were filled by internal mobility. Nicolet has also experienced almost a 2% reduction in turnover compared to the prior year.
Code of Business Conduct and Ethics

Nicolet has a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors. This Code represents our collective vision and values that make Nicolet the best community bank for our customers, employees, and shareholders. This Code is designed to remind us of these values as well as those actions that fall outside of our internal philosophy, and is available on Nicolet’s website www.nicoletbank.com under the “Corporate Governance” section.

Commitment to the 3 Circles

Nicolet was founded on the belief that it exists to create shared success between the three circles of customers, employees, and shareholders (the “3 Circles”). We understand that each circle can be divergent and have their own interests. Our job is to create balance and grow the space of shared success where the 3 circles overlap. Nicolet continues to focus on delivering community oriented products and services while creating long-term sustainable value for all stakeholders. The following are certain areas where we continue to focus our efforts:
Commitment to Supporting Local Businesses. Nicolet’s culture shows in our work to support local businesses. We choose to look at this in two overlapping ways; what we do as bankers and what we do as a Company. Our consumer, commercial, and agricultural bankers work daily to promote local businesses by providing access to financial services and working as trusted advisors to the businesses and consumers we call our customers. We continue to help finance the dreams of many local individuals, whether that be providing home or car loans, helping start a small business, or aiding the growth of a major community employer. Daily, we help serve our customers and communities in a manner that creates shared success.
As a Company, we endeavor to support the customers who support us. If a customer works in an industry where Nicolet has a need, we make every effort to purchase our goods and services from them. Be it printing, photography, graphic design, promotional goods, architecture, construction, or building signs, we pledge to work with our customers when we can.
Protecting our Customers’ Data. Protecting and securing our customers data is of paramount importance to a financial institution like Nicolet, and we remain committed to providing a high level of customer care including measures to safeguard it. Our employees and business partners continually look for ways to provide our customers with enhanced product offerings while maintaining its cyber and information security controls to protect Nicolet’s data, applications, and networks. We continually invest in enhancing our preventive and defensive capabilities in line with information security standards, maintaining appropriate information security risk insurance policies, and implementing other measures to mitigate potential threats and losses, where possible. We believe it is important for all employees to understand the risks and regulations for security and cyber activities and require employees to participate in ongoing training programs on this topic. Additionally, our Board, Audit Committee, and Risk Committee are actively engaged in the oversight of our cybersecurity practices and receive prompt reporting and updates on significant cybersecurity-related threats.
Ensuring Ethical Business Practices. Our Code of Business Conduct and Ethics (available on our website under the “Corporate Governance” section) make clear our expectation for the conduct of our directors and employees. Additionally, directors and employees are also subject to separate Insider Trading and Whistleblower Policies, which are each considered to be integrally important to and consistent with the Code of Business Conduct and Ethics. We ensure compliance of these policies through ongoing training and monitoring so that we can maintain our track record of business success based upon the highest level of ethics and professionalism. Our employees are required to complete online training and testing to verify their comprehension of the legal requirements, including training on fair lending, unfair, deceptive or abusive acts and practices, and anti-money laundering, among several other topics.
We also carefully monitor Enterprise Risk Management topics through our Compliance Department, Risk Committee, and Audit Committee, with Board oversight over the various areas of our business. We encourage active engagement among the different areas within Nicolet responsible for our risk management oversight. Through our risk management process and oversight by various Board committees, our governance structure ensures that appropriate information gathering and monitoring is in place to oversee Nicolet’s risks.
INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board members as of the date of this Proxy Statement include the following twelve (12) individuals:

Robert B. Atwell	John N. Dykema	Donald J. Long, Jr.	Oliver Pierce Smith
Carl J. Chaney	Janet E. Godwin	Tracy S. McCormick	Glen E. Tellock
Michael E. Daniels	Matthew J. Hayek	Susan L. Merkatoris	Robert J. Weyers

For additional biographical information on the twelve (12) director nominees, see PROPOSAL 1 - Election of Directors.

Affirmative Determinations Regarding Director Independence

The Board has considered the independence of the nominees for election at the Annual Meeting and all individuals who served as Directors during any portion of 2025. The Board has determined that all director nominees are independent under NYSE rules, except for Robert B. Atwell and Michael E. Daniels. Additionally, any other individuals who served as Directors during 2025 and until the acquisition of MidWestOne Financial Group, Inc. (“MidWestOne”) on February 13, 2026, were independent under NYSE rules, except for Christopher J. Ghidorzi and Brenda L. Johnson.

Board Diversity, Skills, and Experience

Diversity is one of the many factors considered when evaluating potential candidates to serve on the Board, as stated in the Corporate Governance guidelines, though Nicolet does not have a standalone policy regarding diversity requirements. The Company generally views and values diversity from the perspective of professional and life experiences, as well as geographic location. Nicolet recognizes that diversity in professional and life experiences may include consideration of gender, race, cultural background, or national origin, in identifying individuals who possess the qualifications that the Nominating & Governance Committee believes are important to be represented on the Board. The Company believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with Nicolet’s goal of creating a Board that best serves our needs and those of our shareholders. Statistics for our director nominees are presented below.

Our Board represents a range of diverse skills, experience and background that aligns with our mission, vision, and core values. The mix of skills, qualifications, and experience for our Board nominees are presented below.

Audit / Accounting / Finance	Experience in overseeing financial reporting and internal controls
Banking / Financial Services	Experience in financial service products and business model evolution
Business Operations	Strong leadership experience to monitor strategy and performance within a business model or revenue generating service
Enterprise Risk Management	Experience in overseeing the risks throughout an organization
Entrepreneurial	First-hand experience thinking and acting as an owner
Human Resources / Executive Compensation	Experience in assessing compensation practices, diversity, talent, training and promoting culture within the company
Legal / Regulatory	Experience in monitoring compliance and regulatory requirements
Mergers & Acquisitions	Corporate development knowledge, pricing, and negotiating skills, along with various legal and regulatory requirements
Other Public Company Board service & Corporate Governance	Experience with top-level decision making and validating implementation, including the additional regulatory requirements of a public company
Strategic Planning	Experience in identifying, communicating, and putting into action an organizations goals and objectives to achieve its vision of success
Technology / Information Security	Strong knowledge of digital innovation, and the ability to assess tools to enhance business operations, customer experience, and cybersecurity

Board Meetings and Attendance

During 2025, the Board held ten (10) meetings. Each member of the Board attended at least 75% of the total number of meetings of the Board and committees on which they served that were held in 2025 during such director’s term. Nicolet encourages all directors to attend the Annual Meeting of shareholders. The Annual Meeting held on May 19, 2025, was attended by 12 of the 15 persons who were director nominees at that meeting.

Board Committees

The Board has four standing committees including: the Executive Committee, Nominating & Governance Committee, Audit Committee, and Compensation Committee. Each of these standing committees has a charter specifying such committee’s responsibilities, duties, and authority. These charters are available on Nicolet’s website, www.nicoletbank.com, under “Corporate Governance.”

The following table lists the members and committee chair of each of the standing committees as of December 31, 2025 and the number of meetings held by each committee during calendar 2025.

Director Name	Executive Committee	Nominating & Governance Committee	Audit Committee	Compensation Committee
Marcia M. Anderson			X
Michael E. Daniels	Chair
John N. Dykema	X	X		Chair
Donald J. Long, Jr.	X	Chair		X
Dustin J. McClone			X
Susan L. Merkatoris	X	X	Chair	X
Glen E. Tellock	X		X	X
Robert J. Weyers	X	X
Total Number of Meetings in 2025	2	2	6	9

Beginning on February 13, 2026, the members of the committees changed with the new composition of the Board after the MidWestOne merger closed. The following table lists the members and committee chair of each of the standing committees as of the date of this Proxy Statement.

Director Name	Executive Committee	Nominating & Governance Committee	Audit Committee	Compensation Committee
Michael E. Daniels	Chair
Carl J. Chaney		X
John N. Dykema	X	X		Chair
Janet E. Godwin			X
Donald J. Long, Jr.	X	Chair	X	X
Tracy S. McCormick		X	X
Susan L. Merkatoris	X		Chair	X
Glen E. Tellock	X		X	X
Robert J. Weyers	X	X

Executive Committee. The Executive Committee is authorized, with certain limitations, to exercise the Board’s authority between Board meetings, and is available to executive management for advice, discussion or attention on matters around any business or strategic topics, including sensitive or emerging matters, to which executive management desires some advice between Board meetings. It generally meets on an as-needed basis.

Nominating & Governance Committee. The Nominating & Governance Committee is comprised of independent directors as required by NYSE rules. The primary functions and responsibilities of the Nominating & Governance Committee include:

•Prepare and review with the Board a list of general criteria for Board nominees
•Review and identify qualified candidates for Board membership
•Ensure that at least a majority of Board members meet independence requirements
•Make recommendation to the Board nominees for each annual meeting of shareholders
•Recommend Board leadership structure and the composition of Board committees
•Oversee the annual review and evaluation of the Nominating & Governance Committee

Audit Committee. The Audit Committee is comprised of independent and financially literate directors as required by NYSE rules. In addition, the Board has determined that each of Ms. Merkatoris, Ms. Godwin, Ms. McCormick, and Mr. Tellock is an “audit committee financial expert” as that term is defined in regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The primary responsibilities and function of the Audit Committee include:
•Review and monitor the integrity of Nicolet’s quarterly and annual financial statements, internal controls and compliance with regulatory and legal requirements
•Engage and oversee the independent auditors, review their audit plan and the accompanying management letter, if any
•Review the scope and results of Nicolet’s internal audit procedures
•Oversee Nicolet’s compliance with legal and regulatory requirements
•Serve as a clear and concise communication avenue among the independent auditor, management, internal audit and the Board

Compensation Committee. The Compensation Committee is comprised of independent directors as required by NYSE rules. Its primary responsibilities include:
•Determine and recommend compensation to be paid to our directors and executive officers
•Evaluate the performance of the Chairman, President, and CEO relative to Nicolet’s goals and objectives to determine annual compensation
•Review and administer Nicolet’s incentive plans, including issuances of stock grants under those plans
•Oversee Nicolet’s incentive and employee compensation programs, with the executive officers, to ensure that the programs do not encourage unnecessary risk taking or manipulation of Nicolet’s reported earnings
•Exercise fiduciary and administrative functions under certain health, benefit or welfare plans
•Submit appropriate reports to various regulators relating to Nicolet’s compensation practices, as may be required

Other Committees. Additional committees of the Board are described below.

Risk Committee. The Board through the Risk Committee is responsible for providing oversight of enterprise-wide risk management of Nicolet, including approval of policies and processes employed to manage such risks. During 2025, the Risk Committee held 4 meetings. As of the date of this Proxy Statement, the directors on the Risk Committee were Messrs. Atwell, Daniels, Chaney, Hayek, and Smith, and Ms. Merkatoris.

Trust Committee and Wealth Management Committee. The Board through the Trust Committee is responsible for providing management and oversight with respect to the Bank’s exercise of its trust powers, while the Board through the Wealth Management Committee is responsible for oversight relative to Nicolet’s wealth management business. The Trust Committee and the Wealth Management Committee hold joint meetings and include the same members of management and the Board. During 2025, the Trust Committee and the Wealth Management Committee each held 4 meetings. As of the date of this Proxy Statement, the directors on the Trust Committee and the Wealth Management Committee were Messrs. Atwell, Daniels, Hayek, Smith, and Weyers, and Ms. Godwin.

Director Compensation

The Board’s philosophy for director compensation is to provide Nicolet with the best opportunity to compete for, attract and retain qualified board members; compensate board members fairly and in alignment with shareholders’ interests; and be fiscally responsible for the long-term success and viability of Nicolet. The director compensation philosophy also identifies the goal of balancing fees paid with the number of directors to ensure director compensation is both reasonable and competitive in total.

The Compensation Committee evaluates the competitiveness of director compensation on an ongoing basis with the assistance of peer group benchmarking studies and makes pay recommendations to the full Board for approval at least annually, utilizing compensation studies, banking industry surveys, and proxy disclosures of public bank peer companies, among other information. While board compensation is reported below on a calendar year basis, board compensation is generally established by the Committee for May to April, to coincide with the annual meeting director election and reassignment of committees.

During 2023, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide a comprehensive review of board compensation, which resulted in changes to the board compensation for subsequent years (as discussed below). For additional information on the scope and services provided by Pearl Meyer for the executive compensation review, see “EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS - Use of Independent Compensation Consultant and Peer Group Benchmarking.”

Following the 2024 Annual Meeting of Shareholders, the Compensation Committee approved compensation (for board service from May 2024 through April 2025) to include a $50,000 equity retainer, a $20,000 cash retainer, and cash per-meeting fees for each committee (at $1,000 for each committee meeting of Audit, Compensation, Executive, Nominating & Governance, Risk, ALCO, and Trust Committees, and $500 for each committee meeting of DLC). In addition, the Audit Committee chair received a $15,000 annual cash retainer, the Compensation Committee chair received a $10,000 annual cash retainer, and the Nominating & Governance chair received a $5,000 annual cash retainer. The $50,000 May 2024 equity retainer resulted in 626 shares being granted and immediately vested to each non-employee director (based on the $79.83 closing stock price as of the grant date). We believe immediate vesting is appropriate for the equity retainer granted to directors as it is part of the annual director compensation package. Non-employee directors also have the option each year to elect to receive their cash fee compensation (if any) in the form of Company common stock through the Deferred Compensation Plan for Non-Employee Directors.

This compensation structure was retained for the ensuing year (for board service from May 2025 through April 2026). The $50,000 May 2025 equity retainer resulted in 404 shares being granted and immediately vested to each non-employee director (based on the $123.48 closing stock price of Nicolet common stock as of the grant date).

The following table shows information concerning the compensation to non-employee directors of Nicolet and its subsidiaries for their services as directors for the 2025 calendar year. Employee directors do not receive any additional compensation for their services as a director.

Director Compensation for 2025 (2)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Marcia M. Anderson *	$29,500	$49,886	$79,386
Robert B. Atwell *	31,500	49,886	81,386
Héctor Colón *	25,000	49,886	74,886
Lynn D. Davis	32,000	49,886	81,886
John N. Dykema *	46,000	49,886	95,886
Christopher J. Ghidorzi *	39,000	49,886	88,886
Andrew F. Hetzel, Jr. *	27,500	49,886	77,386
Brenda L. Johnson*	29,000	49,886	78,886
Donald J. Long, Jr. *	40,500	49,886	90,386
Dustin J. McClone *	27,000	49,886	76,886
Susan L. Merkatoris	60,000	49,886	109,886
Oliver Pierce Smith	29,500	49,886	79,386
Glen E. Tellock	42,000	49,886	91,886
Robert J. Weyers *	33,500	49,886	83,386

* For these ten directors noted, 100% of their 2025 cash director fees were remitted to the Directors Deferred Compensation Plan and used by the plan quarterly to purchase Nicolet common stock on behalf of the director, except for Ms. Anderson and Mr. Ghidorzi who elected to defer 50% of their director compensation.
1 Reflects the grant date fair value of the awards of immediately vesting restricted stock granted during the calendar year as computed in accordance with applicable accounting guidance. Each non-employee director serving as of May 20, 2025, was granted an award of 404 shares of immediately vesting restricted stock (the number of whole shares closest to $50,000 based upon the $123.48 closing stock price on the grant date).

2 Director compensation did not include Option awards, Non-equity incentive plan compensation, Change in pension value or non-qualified deferred compensation earnings, or Other compensation; hence, the table above excluded these zero-based columns.

Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”)

The Directors Plan, as revised and restated effective July 1, 2024, is a nonqualified plan. Non-employee directors may elect to defer a portion or all of their cash Board fees, including retainers. The voluntary deferrals are contributed quarterly to a rabbi trust, the trustee of which invests the voluntary deferrals in shares of common stock of Nicolet. Upon termination of service as a Board member other than due to death (separation date), a participating director receives payment of their deferral account in accordance with their election, distributed during the first half of the calendar year following the year of their separation date. If the termination of service is due to death, payment shall be made to the designated beneficiary within 90 days of the date of death.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of Nicolet or any of its subsidiaries, and no member of the Compensation Committee had or has any relationship requiring disclosure under SEC regulations. None of Nicolet’s executive officers has served on the board of directors or the compensation committee of any other entity that has an executive officer serving on the Board or on Nicolet’s Compensation Committee.

EXECUTIVE OFFICERS

Nicolet’s executive officers as of the record date are noted below. Ages are as of December 31, 2025.

Michael E. Daniels, age 61, has served as Chairman, President, and Chief Executive Officer of Nicolet since December 31, 2023, and served as President and Chief Executive Officer of Nicolet since April 26, 2021. Prior to this, Mr. Daniels served as Executive Vice President and Secretary of the Company since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, Mr. Daniels served as President and Chief Operating Officer of Nicolet Bank and served as Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000 to 2007.

H. Phillip Moore, Jr., age 65, has served as Chief Financial Officer of Nicolet Bank and of Nicolet since June 7, 2021. Mr. Moore previously served as the Southeast US Market Leader for Wipfli LLP from October 2019 until May 2021, and served as the Managing Partner of Porter Keadle Moore, LLC, prior to Wipfli’s practice combination with Porter Keadle Moore, LLC in October 2019. Mr. Moore has over forty years of experience in the accounting and auditing of community banks.

Eric J. Witczak, age 55, serves as Executive Vice President, Retail and Ag Banking, responsible for all of Nicolet’s revenue lines and marketing, since February 24, 2026. Prior to this, Mr. Witczak served as Executive Vice President and Secretary of Nicolet, and Chief Operating Officer of Nicolet Bank since April 26, 2021. Mr. Witczak has been with the Bank since August 23, 2000.

Brad V. Hutjens, age 44, serves as Executive Vice President, Chief Credit Officer, responsible for all of Nicolet’s credit, operations, and information technology, since February 24, 2026. Prior to this, Mr. Hutjens served as Chief Credit Officer, and Chief Compliance & Risk Manager of Nicolet Bank. Mr. Hutjens has been with the Bank since September 2, 2003.

William M. Bohn, age 58, serves as Executive Vice President, Wealth Management, Private Client and Trust Services of Nicolet Bank and has been with the Bank since April 15, 2024. Prior to joining Nicolet Bank, Mr. Bohn was the Chief Executive Officer of USI-Community Agencies from July 1, 2020 to April 15, 2024. Before that, Mr. Bohn had an extensive career with a large regional bank holding company headquartered in Green Bay, Wisconsin, where he held several senior executive roles, including serving as EVP-Head of Wealth Management and Institutional Services for the last several years of his tenure.

STOCK OWNERSHIP

Board and Management Stock Ownership

The following tables set forth information with respect to the beneficial ownership, as of February 28, 2026, of shares of Nicolet common stock and restricted stock units by (i) each of Nicolet’s current directors, director nominees, and executive officers; and (ii) all current Nicolet directors and executive officers as a group. The address for each person included in the table is 111 North Washington Street, Green Bay, Wisconsin 54301.

For purposes of this table, a person “beneficially owns” a security if that person has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days. Unless noted below, management believes that each person listed below has sole investment and voting power with respect to the shares included in the table.

Common Stock
Directors, Director Nominees and Executive Officers	Number of Shares		Percentage of Issued and Outstanding Shares [1]
Robert B. Atwell	170,609	[2]	*
William M. Bohn **	27,483	[3]	*
Carl Chaney	2,991		*
Michael E. Daniels **	277,854	[4]	1.3%
John N. Dykema	63,318	[5]	*
Janet E. Godwin	3,364		*
Matthew J. Hayek	4,063		*
Brad V. Hutjens **	102,348	[6]	*
Donald J. Long, Jr.	86,283	[7]	*
Tracy S. McCormick	29,797		*
Susan L. Merkatoris	78,622		*
H. Phillip Moore, Jr. **	79,415	[8]	*
Oliver Pierce Smith	447,472	[9]	2.0%
Glen E. Tellock	2,928	[10]	*
Robert J. Weyers	106,417	[11]	*
Eric J. Witczak **	91,559	[12]	*

All Current Directors and Executive Officers as a Group (16 persons)	1,574,523	[13]	7.2%

*	Represents less than one percent.
**	Represents the named executive officers.
[1]	For purposes of this table, percentages shown treat shares subject to exercisable options held by the indicated director or executive officer (including options exercisable within 60 days) as if they were issued and outstanding. All unvested shares of restricted stock are entitled to vote and are therefore included with the issued and outstanding shares reflected in this table.
[2]
Includes 555 shares held by Mr. Atwell in the Deferred Compensation Plan for Non-Employee Directors, exercisable options to purchase 135,000 shares of common stock, and 1,000 shares in a charitable organization in which Mr. Atwell disclaims any financial interest.

[3]	Includes 13,465 shares of unvested restricted stock. Mr. Bohn is a non-director named executive officer.
[4]
Includes 9,803 shares held in his spouse’s IRA, exercisable options to purchase 135,000 shares of common stock, 6,252 shares Mr. Daniels owns in his Nicolet 401(k) plan, and 49,773 shares of unvested restricted stock. Mr. Daniels is a director and named executive officer.

[5]	Includes 9,793 shares held in an irrevocable trust, and 9,644 shares held by Mr. Dykema in the Deferred Compensation Plan for Non-Employee Directors.
[6]
Includes exercisable options to purchase 65,000 shares of common stock, 1,818 shares Mr. Hutjens owns in his Nicolet 401(k) plan, and 6,406 shares of unvested restricted stock. Mr. Hutjens is a non-director named executive officer.

[7]	Includes 5,599 shares held by Mr. Long in the Deferred Compensation Plan for Non-Employee Directors.
[8]
Includes 400 shares held in his spouse’s IRA, exercisable options to purchase 40,000 shares of common stock, and 8,949 shares of unvested restricted stock. Mr. Moore is a non-director named executive officer.

[9]	Includes 1,785 shares held by Mr. Smith in the Deferred Compensation Plan for Non-Employee Directors.
[10]	Includes 1,000 shares held by Mr. Tellock in a family trust.
[11]
Includes 9,774 shares held by Mr. Weyers in the Deferred Compensation Plan for Non-Employee Directors, 26,250 shares held in a limited partnership to which Mr. Weyers is general partner, 3,500 shares held in a limited liability company to which Mr. Weyers is an owner, and 14,333 shares held in trusts for Mr. Weyers adult children in which Mr. Weyers disclaims any financial interest.

[12]
Includes exercisable options to purchase 50,000 shares of common stock, 6,783 shares Mr. Witczak owns in his Nicolet 401(k) plan, and 6,949 shares of unvested restricted stock. Mr. Witczak is a non-director named executive officer.

[13]	Includes outstanding common stock, exercisable options to purchase 435,000 shares of common stock, and all shares of unvested restricted stock.

Restricted Stock Units
Executive Officers	Number of Units
William M. Bohn	6,667
Michael E. Daniels	63,334
Brad V. Hutjens	6,667
H. Phillip Moore, Jr.	6,667
Eric J. Witczak	6,667

All Executive Officers as a Group (5 persons)	90,002

Each restricted stock unit represents the contingent right to receive one share of Nicolet common stock, and is subject to vesting based on service and / or performance criteria set forth in the applicable grant agreement.

Stock Ownership of Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of shares of Nicolet common stock by each person known by the Company to be the beneficial owner of more than 5% of Nicolet’s issued and outstanding common stock.

Name and Address	Amount and Nature of Beneficial Ownership [1]		Percent of Class [2]
BlackRock, Inc.	1,453,518	3, 4	6.8%
55 East 52nd Street
New York, NY 10055

1	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) the power to vote or to direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares.
2	Based on 21,383,620 shares of common stock outstanding as of February 28, 2026.
3
Based on a Schedule 13G/A filed on January 26, 2024, BlackRock, Inc. and certain affiliated entities, as of December 31, 2023, had sole voting power with respect to 991,605 shares and sole dispositive power with respect to 1,018,199 shares of Nicolet common stock.

4
Based on a Schedule 13G/A filed on April 17, 2025, BlackRock, Inc. and certain affiliated entities, as of March 31, 2025, had sole voting power with respect to 427,706 shares and sole dispositive power with respect to 435,319 shares of MidWestOne common stock as converted into Nicolet common stock based on the exchange ratio of 0.3175 shares of Nicolet common stock for share of MidWestOne common stock.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the philosophy, objectives, components, and additional aspects underlying Nicolet’s executive compensation policies and decisions made by the Compensation Committee (sometimes also referred to within this Compensation Discussion and Analysis section as the “Committee”) as they relate to the 2025 compensation. This CD&A section is intended to be read in conjunction with the tables and related narrative disclosure that immediately follow this section, which provide further historical compensation information for the following executive officers, who we refer to as our “Named Executive Officers” or “NEOs.”

Name	Position
Michael E. Daniels	Chairman, President, and Chief Executive Officer
H. Phillip Moore, Jr.	Chief Financial Officer
Eric J. Witczak	Executive Vice President, Retail and Ag Banking
Brad V. Hutjens	Executive Vice President, Chief Credit Officer
William M. Bohn	Executive Vice President, Wealth Management, Private Client, and Trust Services

Executive Compensation Philosophy and Summary

Our compensation philosophy and the objectives of our compensation decisions and administration are grounded in our core values, vision, and mission. Nicolet was founded upon five core values (Be Real, Be Responsive, Be Personal, Be Memorable, and Be Entrepreneurial) which each of our employees embody to create a distinct competitive positioning in the markets within which we operate. Our mission is to be the lead community bank within the communities we serve, while our vision is to optimize the long-term return to our customers, employees, and shareholders (the “3 Circles”). Collectively, these embed a long-term focus in our leadership and business model.

Nicolet has an entrepreneurial approach to its executive compensation philosophy, including the use of episodic equity-based incentives granted at the outset of defined strategic periods (typically based on a five-year strategic horizon with awards carrying a five-year vesting period), in addition to competitive base salaries, annual target incentives (typically based on a percentage of salary, including a short-term incentive portion to be paid immediately in cash and a long-term incentive portion paid in equity that vests ratably over a five-year period) and competitive benefits. Nicolet also has the ability to selectively and subjectively make company contributions (“Company Contributions”) under Nicolet’s nonqualified deferred compensation plan (“NQDC”). All these components of compensation are designed to reward individual and Company performance, balance short-term and long-term incentives, attract and retain high-quality executives, and reinforce a pay-for-performance philosophy aligned with Nicolet’s long-term strategy and shareholder interests.

We use executive compensation to reinforce the owner-managed culture at the heart of Nicolet’s conceptual long-term market impact, financial performance, and stock price performance. In particular, the Board believes that a strong employee equity interest in future stock price appreciation has consistently driven exceptional shareholder returns. This long-term performance supports the Board’s position that equity is both a correlated and strong driver of long-term shareholder return. It incentivizes named executive officers to work for the long-term sustained prosperity of Nicolet, and reflects an aligned pay-for-performance philosophy.

Financial Performance

As part of that pay-for-performance philosophy, Nicolet has a track record of producing financial results that place it in the top quartile of its peer group (which is identified below), as well as among publicly traded banks. These results provide important context for the Committee’s compensation decisions, as a significant portion of executive compensation is variable and directly tied to Company performance. Consistent with the Committee’s pay-for-performance philosophy, a substantial portion of executive annual incentive compensation is variable, at-risk pay that is tied to metrics that place the Company among some of the best performing community banks in the country. The following charts and tables demonstrate our profitability metrics (including both Return on Average Assets (“ROAA”) and Return on Average Tangible Common Equity (“ROATCE”), two profitability indicators that are widely used in the banking industry) versus two sets of peer groups: the first is our proxy peers which are listed later in this document, the second includes all major exchange traded banks with total assets between $1 billion and $100 billion. The second peer group provides broader industry context. In both instances, we present “core” ROAA and ROATCE, which exclude certain one-time or non-recurring items (as defined by S&P Capital IQ, where such data was pulled). Our performance in 2025 placed us in the top quartile of both peer groups based on ROAA, and in the top decile of both peer groups based on ROATCE. Please refer to Appendix A for a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures.

NIC vs Proxy Peers and Exchange Traded Banks: Core ROAA
2.00%
1.80%
1.60%
1.40%
1.20%
1.00%
0.80%
Core ROAA
1.39%
1.27%
1.20%
1.41%
1.69%
2021
2022
2023
2024
2025
Proxy Peers (Median)
Public Banks (Median)
Nicolet

Proxy Peers	2021	2022	2023	2024	2025
Top 10%	1.62%	1.57%	1.68%	1.56%	1.80%
Top 25%	1.54%	1.51%	1.52%	1.46%	1.57%
Median	1.40%	1.39%	1.44%	1.33%	1.42%
Bottom 25%	1.23%	1.25%	1.11%	1.24%	1.29%

Public Bank Peers	2021	2022	2023	2024	2025
Top 10%	1.65%	1.67%	1.70%	1.79%	1.83%
Top 25%	1.32%	1.26%	1.39%	1.46%	1.56%
Median	1.11%	1.03%	1.14%	1.24%	1.29%
Bottom 25%	0.79%	0.81%	0.94%	1.00%	1.08%

NIC vs Proxy Peers and Exchange Traded Banks: Core ROATCE
20.0%
18.0%
16.0%
14.0%
12.0%
10.0%
Core ROATCE
17.8%
18.9%
17.4%
16.9%
18.6%
2021
2022
2023
2024
2025
Proxy Peers (Median)
Public Banks (Median)
Nicolet

Proxy Peers	2021	2022	2023	2024	2025
Top 10%	10.6%	18.0%	15.6%	11.6%	17.5%
Top 25%	6.8%	19.0%	22.3%	16.6%	12.9%
Median	14.5%	17.3%	16.0%	14.6%	14.1%
Bottom 25%	13.7%	16.3%	13.0%	12.0%	11.9%

Public Bank Peers	2021	2022	2023	2024	2025
Top 10%	17.7%	17.6%	18.6%	18.7%	18.7%
Top 25%	14.8%	14.3%	15.3%	15.9%	16.1%
Median	12.4%	12.1%	13.1%	13.9%	14.0%
Bottom 25%	8.6%	8.9%	9.8%	10.5%	11.3%

To reiterate the opening letter to shareholders, 2025 was a defining year for Nicolet. In addition to the record financial performance, Mr. Daniels agreed to extend his planned leadership through the end of 2030, and our incentive compensation framework evolved to include specific performance-based metrics. The changes to our short-term cash incentive program implemented during 2025 are described in detail under “2025 Short and Long-Term Incentives” and only applied to Mr. Daniels. These changes are expected to apply to all NEOs beginning in 2026.

In connection with the extension of Mr. Daniels’ employment in September 2025, the Board approved an equity award of up to 90,000 shares of Nicolet common stock, consisting of 30,000 restricted shares that cliff vest upon 5 years of continued service through December 31, 2030, and up to 60,000 restricted stock units that will vest upon the achievement of certain performance-based metrics over a five-year period commencing January 1, 2026, as described in the award agreement. Up to 30,000 restricted stock units will vest based on achievement of above-average peer bank ROAA percentiles over the performance period, and up to 30,000 restricted stock units will vest based on achievement of cumulative earnings per share targets over the applicable performance period.

Similarly, in connection with the transformational opportunity presented by the MidWestOne acquisition, in January 2026 the Compensation Committee approved equity awards to the NEOs and certain members of the senior management team who have been integrally involved in the execution and anticipated successful integration of MidWestOne. These awards also reflect the expectation of continued achievement of performance metrics designed to drive high performance for the combined entity. The equity awards consisted of an aggregate 101,000 restricted stock units that will vest upon the satisfaction of certain performance-based metrics described in the award agreements over approximately a three-year performance period concluding December 31, 2028. Mr. Daniels was awarded 20,000 restricted stock units, and Mr. Moore, Mr. Witczak, Mr. Hutjens, and Mr. Bohn were each awarded 10,000 restricted stock units. One-third of the restricted stock units vested upon the closing of the MidWestOne transaction in February 2026. An additional one-third will vest based on achievement of above-average peer bank ROAA percentiles for the three-year period ending December 31, 2028. The final one-third of the awards will vest based on achievement of a cumulative earnings per share target for the same three-year period.

Total Shareholder Return

The Committee believes Nicolet’s stock price mirrors earnings and EPS growth over the long-term, and management should be incentivized with respect to certain financial performance measures related to the core operations of the Company. The Committee believes EPS growth aligns with management’s interests with shareholders and thus having EPS as a common focus in the Company’s annual and long-term incentive programs is in the best interest of the executive, the Board, and the shareholders. Additionally, the Committee believes that it uses challenging financial targets for both short and long-term incentives, and that the Company’s performance must significantly exceed peer and industry median performance to achieve targeted-level awards. Payouts for the EPS component under our short-term incentive program require a minimum threshold of diluted core EPS in order for cash and stock bonuses to be earned. The table below compared our annual total shareholder return (“TSR”) to the TSR of our proxy peer group, as well as the KBW Regional Bank Index in each of the past five years as well as an aggregate 5-year TSR.

Objectives of the Compensation Program

In designing and implementing the compensation program for our executive officers, we primarily intend to:

•attract, motivate, and retain highly skilled executives in a competitive environment;
•provide appropriate financial incentives for results, which aligns the financial interests of our executives and shareholders, and inspires and rewards behavior that promotes sustainable growth in shareholder value;

•balance base compensation with pay-for-performance compensation by ensuring that a significant portion of total compensation is determined by financial operating results and creation of shareholder value; and
•motivate our executives to manage the business to generate positive short-term and long-term results without creating unnecessary or excessive risks to Nicolet.

The design of our current compensation program incorporates compensation components that are widely used by companies within our industry, and are applied in combination to achieve the objectives noted above. Within our peer group companies, the mix of components as a percentage of total executive compensation varies. As noted above, over the past several years, the primary method of awarding NEOs for longer-term performance has come in the form of restricted stock awards, which vest ratably over time. We believe that providing high impact leaders with opportunities to share in Nicolet’s value creation for its shareholders over a longer period through the use of equity awards is not dilutive, but rather accretive by aligning our executives’ interests with our shareholders over the longer term, and in creating a greater shared return for all those who invest in Nicolet through their patronage, time, effort and/or financial investment.

We acknowledge that a range of factors impact stock performance and, consequently, the value of equity-based compensation. Some of the factors are internally controlled and some are not, and we fully understand that an emphasis on stock-based compensation can result in executives benefiting from those external factors, perhaps as much as the internal factors. We appreciate that some companies try to structure incentive compensation in such a way to minimize the effect of external factors. The risk of this is that it has the potential for executives being heavily compensated in situations in which the shareholders are not similarly benefiting. No compensation system is perfect. We recognize this and have leaned toward executive alignment with shareholders rather than the alternative.

Pay for Performance Criteria and Process

Paying for performance is the foundation of our incentive compensation philosophy. We believe shareholder value creation, most visible in our stock price performance over time, is driven by sustained business performance in the areas of Growth, Profitability and Soundness, as measured through a number of quantitative and qualitative components. With respect to Growth, we consider organic growth in assets, loans, and core deposits; M&A-based growth, innovation, and relevance to markets we serve. For Profitability, we consider traditional metrics such as net income, earnings per common share, return on average assets, and return on average equity or tangible equity, expense management, and share management. With respect to Soundness, we consider asset quality, core deposits, capital, and risk management. The weightings assigned to each of these areas shifted in 2025, with a heavier focus on profitability; however, this shift only impacted the discretionary portion of incentive compensation for 2025.

Specifically for 2025’s incentive compensation, the Committee and the Board focused on the following metrics as a guide when determining incentive awards.

	2025 Results	2024 Results	Outcome
GROWTH	20% Weighting	15% Weighting
Loan growth (Year over Year)	3.2%	4.3%	ä
Core deposit growth (Year over Year)	7.5%	1.1%	ä
Net interest income ($ in thousands)	$306,473	$268,065	ä
PROFITABILITY	60% Weighting	45% Weighting
Net income ($ in thousands)	$150,686	$124,059	ä
Diluted earnings per common share	$9.78	$8.05	ä
Efficiency ratio	51.15%	54.97%	ä
SOUNDNESS	20% Weighting	40% Weighting
Net loan charge-offs to average loans	0.03%	0.02%	à
Nonperforming assets to total assets	0.35%	0.33%	à
Stockholders’ Equity / Assets	13.69%	13.33%	ä
Tangible common equity / Tangible assets ^	9.94%	9.33%	ä
^ For a reconciliation of this non-GAAP financial measure to the most comparable GAAP measures, please refer to Appendix A of this Proxy Statement.

The Committee and the Board award incentives by evaluating Company and individual performance in a holistic fashion, considering actual results and achievements in the above three areas against our strategic objectives, expectations and improvements over the prior year; overall industry and marketplace conditions; and readiness for continued and future goal attainment in line with our strategic plans. In addition to the absolute quantitative measurement of financial results in the above three areas, we also evaluate the qualitative nature of our results, relative to peers and the market. We believe that this approach of evaluating internal performance in light of external factors results in superior long-term value creation compared to an approach that relies on a few selected objective internal metrics based solely on a formulaic calculation that weights individual metrics in any single year, as it serves to mitigate risks that employees might take to achieve a single numerical goal that would threaten the long-term health and viability of Nicolet.

Perspective: The Committee has compensation data available from consultants, studies, and peer groups to provide perspective on pay levels and pay mix to executives, as well as the ability to compare Nicolet’s financial results to peer groups and others in the industry. This comparative data is generally historical (lagging by an annual period), whereas the decision-making process of the Committee is real-time in awarding current year awards for current year results (financial and non-financial goals) and in setting next year salary levels. For example, the Committee will see comparative data on 2025 total compensation for executives in mid-2026, well after the Committee makes its decisions for 2026. Therefore, the Committee values the comparative lagged data as well as the most recent say-on-pay vote for perspective and context. The Committee does not set any named executive’s pay (salary, incentive, total pay or pay mix) using formal target ranges (such as median, above median or a multiple of median) of a comparatively titled executive. The Committee instead sets incentives and pay each year supported mainly by performance achieved toward goals, as well as its comprehensive evaluation of the many factors already discussed and lagged peer data.

Shareholder Outreach

2025 Say-on-Pay Vote Results. Every year, Nicolet conducts an annual vote to approve its executive compensation program on an advisory (non-binding) basis, commonly known as “say-on-pay.” At our 2025 Annual Meeting, we received a “For” vote of over 88%, which represented an increase from 72% in the prior year.

Shareholder Engagement. As with prior year practices, we solicited feedback from our larger shareholders regarding our compensation and corporate governance practices. We provided our ten largest institutional shareholders the opportunity to speak with our Lead Independent Director and the Chair of the Compensation Committee, Senior Vice President of Human Resources / Legal Counsel, and Senior Vice President of Corporate Development and Investor Relations about our compensation practices, corporate governance matters, or any other relevant topics. While some of those calls remain ongoing as of the time of this proxy filing, we did receive feedback based on the completed conversations. However, certain shareholders were limited in their feedback given the recent updates the SEC made to the Schedule 13D/G Compliance and Disclosure Interpretations. The majority of the conversation rested with our compensation practices and philosophy, and how that has evolved over time. Shareholders were appreciative of the changes the Compensation Committee has implemented in 2024 and 2025 (as detailed below), given it removes a level of discretion regarding the short and long-term incentive awards of our NEOs. We plan to continue to engage with shareholders on an ongoing basis and will listen and respond to shareholder feedback on Nicolet’s performance, compensation plans, governance matters, and strategic direction.

Components of our Compensation Program

To achieve the objectives of our compensation program, we use a mix of compensation components evaluated individually and in combination, including the following.

•Base salary - competitive fixed pay commensurate with experience and performance (evaluated in context of the industry and our peer group’s base salary levels for equivalent roles);
•Short-term cash incentive - bonus pay represented as a target percentage of salary. For the broader workforce, this represents an annual cash bonus opportunity. For the named executive officers and selected other senior leaders, we set a target percentage of salary that is payable in cash for attainment of goals. We may pay beyond target for over-performance or below target for under-performance against our various metrics and other achievements;
•Long-term equity incentive - for the named executive officers and selected other senior leaders, we set a target percentage of salary that is payable in restricted stock for attainment of goals and vests ratably over a 5-year period. We may pay beyond target for over-performance or below target for under-performance against our metrics and other achievements;

•Company contributions under the NQDC plan - selectively and subjectively awarded as a long-term compensation component, with or without vesting, as approved by the Committee, in support of overall compensation mix objectives, and retention or succession goals;
•Severance and change in control benefits;
•Other benefits, such as 401(k), and other perquisites offered to some or all of Nicolet’s full-time employees.

The Committee determines the level and percentage mix of compensation components it believes is appropriate for each executive, considering specific responsibilities within the Company, and similarly situated executive compensation levels within our peer group companies. We review the talent and expertise necessary to achieve our objectives, and specific expected performance outcomes for the year.

The Committee has a flexible allocation policy for determining the allocation between cash and non-cash compensation for executives in any given year. We utilize target percentages of salary defined for our short-term and long-term annual variable incentive program. See Executive Compensation Components and Decisions - “2025 Short and Long-Term Incentives” for more detail.

The Committee believes that tying executive rewards to equity in Nicolet and other long-term compensation motivates and rewards executives to strive for results that create greater shareholder value over longer term periods, and in addition serves to elevate these organizational dynamics:

•promoting growth, soundness, profitability, risk mitigation, and expense control required to accomplish our strategic long-term plans;
•encouraging consistent superior results by providing a meaningful incentive; and
•supporting elevated collaboration and teamwork among employees.

2025 Executive Compensation Components and Decisions

Base Salary

The Committee believes that base salary will provide competitive fixed pay commensurate with experience and performance. The Committee reviews executive base salaries on an annual basis, with consideration of each executive’s role and level of responsibility, Company performance and succession progress, as well as base salary levels of similarly situated executives employed by peers or in the industry. An individual’s base salary may vary relative to the market data available, as the Committee also incorporates other factors such as performance, experience level, business challenges unique to a particular year, and other considerations into the final salary decisions. In November 2024, the Compensation Committee approved the following base salary adjustments for the NEOs based on individual performance and experience considerations, as well as to better align base salary with market median levels given anticipated acquisition activity.

Name	2024 Base Salary	$ Change	% Change	2025 Base Salary
Michael E. Daniels	$700,000	$150,000	21%	$850,000
H. Phillip Moore, Jr.	440,000	35,000	8%	475,000
Eric J. Witczak	440,000	35,000	8%	475,000
Brad V. Hutjens	390,000	60,000	15%	450,000
William M. Bohn	415,000	25,000	6%	440,000

2025 Short and Long-Term Incentives

The Committee constantly assesses the short and long-term incentive programs of the CEO and other named executive officers. Since the Company was founded in 2000, it has utilized a number of compensation tools and programs to incentivize and reward its employees and executives. Each program has closely aligned incentive pay with performance of the Company and the individual in any given year and has tied long-term incentives with long-term shareholder value creation. This core philosophy has been maintained as Nicolet has grown from a private company to what it is today - a high performing, highly valued community bank traded on the New York Stock Exchange. Over the past several years, the Company and Committee have received feedback from shareholders, potential investors, and advisory firms regarding opportunities to further evolve our incentive program. One area of feedback has been in the methodology used to determine NEO incentive compensation. As noted above, our short-term incentive compensation program is unlike many of our peers in that incentive awards are generally made in cash, and that the Committee uses more discretion in setting those awards. While we have provided additional data and rationale around the Committee’s award process in recent years, we had largely avoided a pure formulaic approach to setting compensation. The Committee historically believed a purely formulaic approach could run contrary to Nicolet’s long-term focused entrepreneurial compensation philosophy. After additional feedback from investors, consultation with our compensation consultants, and in-depth internal discussion and analysis, the Compensation Committee decided to change the incentive award program beginning in 2025 for the CEO role.

The objective of an annual short-term cash incentive is to deliver variable compensation that aligns with financial results of the Company, as well as individual goals of the executive. After thoughtful consideration by the Committee about which goals and objectives made sense, it was determined that a simpler approach is better, and that the financial performance component should be as straightforward and transparent as possible. As such, 75% of the annual incentive compensation weighting was set using an objective earnings per share (EPS) performance metric. The Committee felt that EPS is the primary driver of long-term shareholder return and represents the culmination of the CEO’s and executive officers’ efforts regarding profitability, revenue growth, expense management, and other elements. EPS is also a fundamental driver of stock price appreciation, which is the primary determinant of shareholder value. Additionally, the Committee wanted to maintain a discretionary aspect of the program and has therefore determined the remaining 25% of annual incentive compensation will be tied to certain goals of the CEO. Those individual goals are largely tied to growth of the Company (through both organic means and M&A), soundness of the loan portfolio, and profitability of the Company and its various business lines.

For 2025, the Committee used diluted core EPS as the primary metric to determine short-term cash incentives. The Committee set a target level that was consistent with the Company’s 2025 budgeted EPS that was approved by the Board of Directors in late 2024. This target was determined to be challenging to meet, and would be consistent with the goal of producing profitability metrics (namely, the widely used ROAA and ROATCE) that placed the Company in the top quartile of its peer group, and among publicly traded banks. The 2025 budget included aggressive goals around revenue growth, expense control, and capital management, while maintaining strong credit quality. Considering these factors, the Committee set the 2025 target EPS level at $8.38, which was the budget approved by the Board. The $8.38 targeted EPS equated to a ROAA of approximately 1.53% for 2025. By comparison, in 2024, banks that performed in the top quartile in each category produced an ROAA of 1.47% (proxy peers) and 1.46% (all exchange traded banks with assets between $1 and $100 billion).

The annual cash incentive formula included other payout percentages for corresponding diluted core EPS levels, further reinforcing the Committee’s pay-for-performance philosophy. Those EPS targets and corresponding bonus percentages for 2025 were as follows:

The targeted cash incentive payout was set at 150% of the CEO’s base salary given how aggressive and challenging it would be compared to peers and other banks. The 100% payout level was set with an EPS of $6.75, which would imply a ROAA of 1.23% - placing Nicolet near the median of exchange traded banks. Conversely, the Committee also set a “maximum” threshold EPS of $9.64, and corresponding payout of 200% of base salary for performance that would likely place the Company in the top decile of banks in terms of profitability.

In addition to the EPS target set by the Committee, which comprises 75% of the short-term incentive payouts, the Committee also set individual goals for the CEO, which make up the remaining 25% of the potential payouts. In 2025, those individual goals included certain financial metrics centered around profitability, growth, and soundness (as detailed above), in addition to several nonfinancial metrics including, but not limited to: execution of the Company’s strategic plan; executive talent assessment, recruitment, and development; and fostering relationships with potential M&A partners. The targeted payouts regarding this more discretionary component of short-term incentives were set lower than the more objective EPS targets, and were capped at 150% of base salary.

Given the Company’s record performance in 2025, Mr. Daniels achieved the maximum payout for short-term incentives. The Company’s actual diluted core EPS result for the year was $9.82, placing it above the maximum level set by the Committee. In addition, the Company’s actual core ROAA and ROATCE in 2025 were 1.69% and 18.6%, respectively, placing it at or above the top decile of both its proxy peers and exchange traded bank group (as noted above). Additionally, given the strong financial performance around growth, efficiency, and asset quality, in addition to meeting several nonfinancial goals, the Committee decided to pay the maximum amount as it related to the discretionary portion of the short-term incentives. As a result, Mr.

Daniels’ short-term cash incentive payout was $1,593,750 to reflect the maximum EPS achievement (75% weighting) and discretionary portion (25% weighting).

Nonqualified Deferred Compensation

The NQDC plan was initially developed to accommodate voluntary contributions from highly compensated employees wishing to defer income for post-retirement, as well as to accommodate contributions from the Company to key executives that are common in the industry to support long-term compensation and succession planning. In 2025, the Company did not make any Contributions to the NQDC plan.

The Company Contributions under the NQDC plan provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Perquisites and Other Benefits

We provide executive officers with perquisites and other personal benefits that Nicolet and our Committee believe are reasonable and consistent with its overall compensation program. These perquisites include car allowances and payment of club dues, as well as travel and housing allowances for certain of our executive officers. Our Compensation Committee periodically reviews the levels and appropriateness of perquisites and other personal benefits provided to executive officers. The Committee believes that the perquisites and other personal benefits further the goals of Nicolet and are not material with respect to the overall compensation of our executive officers. The named executive officers participate in Nicolet’s broad-based employee benefit plans, such as the 401(k) Plan, the Employee Stock Purchase Plan, and medical, dental, disability and life insurance coverage programs, under the same terms as other eligible employees. The Committee approved profit sharing contributions of $1.0 million in both 2025 and 2024, beyond the standard matching contributions to the 401k Plan, and our named executive officers, among others, were excluded from these contributions. A few perquisites, such as country club memberships, supplemental health coverage, and company automobiles or auto allowances are provided to a few select employees, which may include some of the named executive officers as well as other selected officers. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits), or similar benefits for our executive officers or other employees. The benefits and perquisites provided to the named executive officers are included in the Summary Compensation table, described under the column titled “All Other Compensation.”

Stock and Benefit Plan Summaries

2011 Long-Term Incentive Plan (“2011 LTIP”). Nicolet’s 2011 LTIP, as subsequently amended with shareholder approval, has reserved 3,000,000 shares of Nicolet common stock for potential stock-based awards. The Committee oversees the plan and grants equity awards in accordance with the plan documents to certain officers, employees and directors of the Company. This plan provides for certain stock-based awards such as, but not limited to, stock options, stock appreciation rights and restricted common stock, as well as performance awards. Under this plan at December 31, 2025, approximately 1.0 million option grants were outstanding, of which 0.8 million were exercisable and approximately 149,000 restricted and performance-based shares remain unvested. As of December 31, 2025, approximately 0.4 million shares were available for grant under the 2011 LTIP.

Nonqualified Deferred Compensation Plan. Nicolet sponsors a deferred compensation plan for certain key management employees. Under this plan, eligible employees designated by the Board through the actions of the Committee may elect to defer compensation (up to 75% of base salary and up to 100% of an annual cash bonus) and the Company may make contributions on behalf of one or more eligible plan participants (“Company Contributions”). Such Company Contributions are made to the plan on behalf of an eligible employee’s retirement account and have been used to improve the mix of long-term compensation, providing a valued alternative or complement to equity incentives, and further incenting longevity or retention of key individuals. Upon retirement, termination of employment or at their election under a defined fixed period, the employee shall become entitled to receive the deferred amounts plus earnings thereon. Contributions under the deferred compensation plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table. Also see the table, Nonqualified Deferred Compensation 2025. The nonqualified deferred compensation plan agreements are “unfunded” general contractual obligations of Nicolet and are subject to the claims of our creditors. If Nicolet were to become insolvent, the participants would be unsecured general creditors of Nicolet. The Committee believes this form of at-risk compensation helps align the interests of plan participants with the long-term interests of Nicolet, its debt holders, and its stockholders.

Broad-Based Employee Benefits

In addition to the compensation plans discussed above, Nicolet has a number of broad-based employee benefit plans as further described below. The Committee oversees these plans.

Nicolet 401(k) Plan. Nicolet sponsors a tax-qualified 401(k) savings plan under which eligible employees may choose to save up to 100% of salary compensation on either a pre-tax or after-tax basis, subject to certain IRS limits. Under the plan, Nicolet matches 100% of participating employee contributions up to 6% of the participant’s eligible compensation. The Company contribution vests over five years. Nicolet can make additional annual discretionary profit sharing contributions, as determined by the Board. The Committee approved discretionary profit sharing contributions of $1.0 million in 2025, $1.0 million in 2024, and $0.6 million in 2023, and the named executive officers, among others, were excluded from these contributions. Contributions under the 401(k) Plan for the benefit of our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Employee Stock Purchase Plan. Nicolet sponsors an employee stock purchase plan under which eligible employees may purchase Nicolet common stock at a 10% discount, utilizing payroll deductions that range from a minimum of $20 to a maximum of $400 per payroll, during offering periods (currently quarterly).

Executive Compensation Governance

We believe Nicolet’s pay practices demonstrate our commitment to and alignment with our mission, vision, and core values, as well as our dedication to a pay for performance philosophy supported by strong corporate governance. Highlights of our executive compensation governance are summarized below.

What We Do:		What We Don’t Do:
✓	Independent Expert Advice. We retain an independent expert selected by the Committee for compensation advice.	X	No tax gross-ups. We do not provide our NEOs with tax gross-ups in any of our compensation plans.

✓	Pay for Performance. A significant portion of our NEOs total compensation is tied to Company performance.	X	No Short Sale or Hedging. Our insider trading policy prohibits the short sale and hedging of Nicolet stock.

✓	Evaluate and Manage Risk. The Committee reviews compensation programs annually to ensure our programs do not encourage excessive risk taking.	X	No Repricing of Stock Options. Our equity incentive plan prohibits the repricing of options without shareholder approval.

✓	Require Stock Ownership. Our NEOs are subject to stock ownership requirements to promote alignment with our shareholders.	X
No “Single-Trigger” Change in Control Provisions. Our change in control provisions require both a change in control and a subsequent involuntary termination for a NEO to be eligible to receive bonus pay and accelerated vesting.

✓	Annual Say-On-Pay Vote. We solicit regular feedback from shareholders on our pay practices.

✓	Robust Clawback Policy. Our NEOs are subject to compensation clawback in the event of a material restatement of financial statements.

The Compensation Committee

The Committee, comprised of independent directors, believes that our executive compensation program is appropriately designed to achieve our objectives, is responsibly aligned with the best interests of our shareholders, and is reasonable when reviewed in context with the executive compensation programs and relative performance of our peer group companies, and does not create incentive for taking unreasonable risk.

As further described under “INFORMATION ABOUT THE BOARD OF DIRECTORS - Board Committees,” the primary purpose of the Committee is to discharge the responsibilities of Nicolet’s Board related to compensation to be paid to executive officers and directors, as well as to review and administer Nicolet’s incentive plans, including making grants under those plans. The Committee makes compensation related recommendations to the Board regarding Nicolet’s executive officers while considering actual results versus performance targets. The Committee is also responsible for making recommendations to the Board for compensation of Board members.

The Committee is focused on sustainability and improving operational and financial results, which we believe translates to long-term shareholder value. Therefore, we design and oversee our executive compensation programs to promote attainment of our annual and longer-term business goals, while appropriately balancing potential rewards for superior performance with minimizing risks to our shareholders.  The Committee seeks to compensate our executives in a fair, reasonable, and competitive manner, and be consistent with the underlying principles that frame our compensation philosophy described throughout this EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS section.

Role of Management with our Compensation Committee

The Committee solicits and considers the performance evaluations and compensation recommendations submitted for various senior officers by Nicolet’s Chief Executive Officer, Michael Daniels. In the case of Mr. Daniels, the Committee evaluates performance and recommends compensation to the Board.

Human Resources and certain other departments work to design, develop and administer our compensation programs. These departments can make recommendations to the Committee. This may include changes or adjustments to existing compensation programs, and recommendations of financial and other performance targets to be achieved under those programs. These departments also prepare analyses of financial data or other briefing materials for the Committee to ultimately assist in the implementation of decisions reached by the Committee and the Board.

Use of Independent Compensation Consultant and Peer Group Benchmarking

The Committee has authority to retain outside counsel, experts, compensation consultants and other advisors, as needed.

The Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its Charter, the Committee hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant beginning in 2023. Pearl Meyer is retained by, and reports directly to, the Committee, and provides no other services to Nicolet. Based on standards promulgated by the SEC and NYSE to assess compensation advisor independence, as well as analyses conducted by Pearl Meyer in its respective independence review, the Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee. Pearl Meyer may periodically attend meetings of the Compensation Committee, physically or by phone, and with or without management present.

Pearl Meyer assists the Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. For the Committee’s use in 2024, Pearl Meyer was engaged to provide an executive compensation assessment. This report evaluated the pay of Nicolet’s named executive officers to that of a custom peer group. To provide supplemental information, Nicolet also participated in certain financial industry compensation surveys with firms other than Pearl Meyer. While Nicolet considers the external market information provided in these reports, it does not exclusively rely upon them to make compensation decisions.

In its review of our executive compensation programs, the Committee evaluates a peer group annually. The peer group is comprised of banks with similar characteristics (size, regional proximity, publicly traded, and similar business model). Our peer group parameters included banks with Midwest based headquarters and an asset size between $6 billion and $18 billion. The peer group used for 2025 compensation decisions is comprised of 24 peer banks, and included the following entities.

1st Source Corporation	First Commonwealth Financial Corporation	Northwest Bancshares, Inc.
BancFirst Corporation	First Mid Bancshares, Inc.	Park National Corporation
Byline Bancorp, Inc.	German American Bancorp, Inc.	Peoples Bancorp, Inc.
City Holding Company	Horizon Bancorp, Inc.	Premier Financial Corp.
CrossFirst Bankshares, Inc.	Lakeland Financial Corporation	QCR Holdings, Inc.
Enterprise Financial Services Corp.	Merchants Bancorp	Republic Bancorp, Inc.
FB Financial Corporation	Midland States Bancorp, Inc.	S&T Bancorp, Inc.
First Busey Corporation	MidWestOne Financial Group, Inc.	Stock Yards Bancorp, Inc.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the U.S. federal income tax deduction for compensation paid to $1,000,000 per officer for our Chief Executive Officer, Chief Financial Officer and certain other highly compensated executive officers (including, among others, our next three other most highly compensated executive officers as of the end of the calendar year). To the extent that the aggregate amount of any covered officer’s salary, bonus, amounts realized from option exercises and vesting of restricted stock units or other equity awards and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000 in any year, we are not entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year.

Although the Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, it continues to view the tax deductibility of executive compensation as one of many factors to be considered in the context of its overall compensation philosophy. The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights or awards. Further, interpretations and changes in tax law and other factors beyond the Committee’s control may also affect the deductibility of compensation. Accordingly, the Committee reserves the right to approve compensation that may not be deductible in situations it deems appropriate. For example, in 2025, an estimated $8.8 million was not deductible related to compensation collectively paid to Messrs. Atwell, Daniels, Moore, and Witczak (largely for stock option exercises), due to the tax limitations on compensation in Section 162(m).

Stock Ownership Guidelines and Holding Requirements for Executive Officers

We strongly encourage ownership of Nicolet’s stock by all employees and expect our named executive officers to set positive examples. As such, the Board has adopted stock ownership guidelines applicable to Nicolet’s NEOs which require the CEO to own and hold six times his annual base salary, and which require all remaining NEOs to own and hold three times their annual base salary. All NEOs are in compliance with these stock ownership requirements.

Clawback Policy

As required by NYSE exchange listing standards, we have adopted an Incentive Compensation Recovery Policy that requires us to recover erroneously awarded incentive compensation paid to current and former executive officers based on financial results that were subsequently restated as a result of a material noncompliance with any financial reporting requirement under the U.S. federal securities laws, regardless of an executive’s personal culpability. Pursuant to this policy, the Compensation Committee is required to seek reimbursement of any bonus payment (that is, any and all cash bonus payments, retention awards and/or equity incentive compensation) to an executive officer when the payment awarded was based on financial statements or other performance metrics which are later found to be materially inaccurate. In addition, our employment agreements with members of our senior leadership team also state that all incentive payments are subject to clawback. We feel that the clawback policy, in addition to the terms of our employment agreements with senior leaders, is appropriate and assists with risk mitigation throughout our Company.

Insider Trading Policy

Our Insider Trading Policy, which governs trading in our securities by our directors, officers and employees, is designed to promote compliance with insider trading laws, rules, and regulations, and applicable exchange listing standards. The policy also prohibits directors, executive officers, and other designated persons from participating in certain short-term trading, short sales, hedging transactions, or margin accounts involving securities of Nicolet and governs their ability to use Rule 10b5-1 trading plans. Directors, executive officers, and other designated persons are also subject to blackout periods during which they may not buy or sell shares of Nicolet common stock. Lastly, with regard to Nicolet’s trading in its own securities, it is Nicolet’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

Conclusion

Through the compensation arrangements outlined above, a significant portion of each of our named executive officers’ compensation is contingent upon Nicolet’s overall sustained performance.

Therefore, the realization of potential financial benefit by each executive is closely linked to Nicolet’s performance and increases in shareholder value over time. We remain committed to this philosophy of paying for performance, recognizing that the competitive market for talented executives and the episodic assignment of multi-year incentive rewards tied to our longer term strategic plans may result in significant variation in total reported compensation from period to period.

The Committee gives careful consideration to our executive compensation programs, including each element of compensation to each executive. The Committee believes that the Nicolet compensation program is fair and reasonable in context of Nicolet’s peer group and our performance compared to the prior year, internal expectations, and peers. Further, the Committee believes that the compensation program gives each executive appropriate incentive, based upon the executive’s responsibilities, achievements, and ability to contribute to aligned progress and prosperity for our customers and communities, employees, and shareholders.

Finally, the Compensation Committee believes that our compensation structure and practices encourage management to work for real innovation, business and operational improvements, and outstanding shareholder value creation over the longer term, without taking unnecessary, undue or excessive risks.

Compensation Committee Report

The Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement and based upon such review and discussion, the Compensation Committee recommended to Nicolet’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report has been furnished by the Compensation Committee of the Board:

John N. Dykema, Chair
Susan L. Merkatoris
Donald J. Long, Jr.
Glen E. Tellock
March 3, 2026

The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent Nicolet specifically incorporates this report by reference therein.

Nicolet Compensation of Named Executive Officers

The following table sets forth all compensation paid for each of the last three fiscal years ended December 31, 2025, to each individual who served as our chief executive officer during 2025, each individual who served as our chief financial officer during 2025, and the next three most highly compensated executive officers serving at the end of 2025, collectively our “Named Executive Officers” or “NEOs”.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus [1]	Stock Awards [2]	Option Awards [2]	Non-equity Incentive Plan Compensation [3]	All Other Compensation [4]	Total
Michael E. Daniels
Chairman, President, and Chief Executive Officer	2025	$850,000	$—	$12,391,200	$—	$1,593,750	$109,118	$14,944,068
(Principal Executive Officer)	2024	$700,000	$1,050,000	$1,049,879	$—	$—	$408,607	$3,208,486
	2023	$700,000	$219,293	$109,472	$—	$—	$395,007	$1,423,772
H. Phillip Moore, Jr.
Chief Financial Officer	2025	$475,000	$534,375	$—	$—	$—	$99,180	$1,108,555
(Principal Financial Officer)	2024	$440,000	$396,000	$395,901	$—	$—	$489,932	$1,721,833
	2023	$440,000	$110,273	$54,969	$—	$—	$231,300	$836,542
Eric J. Witczak
Executive Vice President, Retail and Ag Banking	2025	$475,000	$534,375	$—	$—	$—	$69,901	$1,079,276
	2024	$440,000	$396,000	$395,901	$—	$—	$69,091	$1,300,992
	2023	$440,000	$110,273	$54,969	$—	$—	$149,058	$754,300
Brad V. Hutjens
Executive Vice President, Chief Credit Officer	2025	$450,000	$506,250	$—	$—	$—	$52,989	$1,009,239
	2024	$390,000	$351,000	$350,875	$—	$—	$53,991	$1,145,866
	2023	$390,000	$97,742	$48,680	$—	$—	$123,790	$660,212
William M. Bohn
Executive Vice President, Wealth Management, Private Client and Trust Services (5)	2025	$440,000	$495,000	$—	$—	$—	$57,185	$992,185
	2024	$279,327	$733,438	$1,009,968	$1,394,795	$—	$49,110	$3,466,638

1	All bonuses are reported in the year earned. Mr. Bohn also received a signing bonus of $500,000 effective with his hiring date in 2024.
2	Reflects the fair value of restricted stock and stock options on the date of grant, calculated in each case in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in Nicolet’s annual report on Form 10-K.
3	Represents the annual short-term cash incentive component of the incentive award program, as described in detail under “2025 Short and Long-Term Incentives.”
4
All Other Compensation as reported in this column includes: 401(k) company match contributions, company contributions to employee retirement subaccounts, supplemental employer health benefit, auto allowances, club memberships, key person life insurance premiums, housing and travel allowance, and other perquisites and personal benefits each less than $10,000 individually (supplemental health insurance coverage and group term life insurance). The amounts of All Other Compensation for 2025 are detailed in the table below.

5	Mr. Bohn joined Nicolet effective April 15, 2024.

Name	401(k) Company Match Contribution	Supplemental Employer Health Benefit	Auto Allowance	Club Memberships	Other Perquisites Over $10,000 Individually *	Other Perquisites Less Than $10,000 Individually	Total All Other Compensation
Michael E. Daniels	$21,000	$19,464	$11,735	$40,955	$12,809	$3,155	$109,118
H. Phillip Moore, Jr.	$21,000	$19,152	$1,293	$12,871	$41,854	$3,010	$99,180
Eric J. Witczak	$21,000	$20,292	$4,897	$21,970	$—	$1,742	$69,901
Brad V. Hutjens	$21,000	$13,848	$2,900	$14,809	$—	$432	$52,989
William M. Bohn	$21,000	$13,188	$8,550	$13,157	$—	$1,290	$57,185

* Other perquisites over $10,000 individually include supplemental life insurance premiums for Mr. Daniels, and a housing and travel allowance for Mr. Moore.

The following table sets forth grants of plan-based awards to the NEOs during the year ended December 31, 2025.

Grants of Plan-Based Awards *

			Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock and option awards (4)
Michael E. Daniels	1	9/8/2025							30,000	$4,130,400
	2	9/8/2025	—	—	—	—	30,000	60,000		$8,260,800
	3		$—	$1,221,875	$1,593,750

*	Grants of plan-based awards did not include any option awards; hence, the table above excluded these zero-based columns.
1	Represents a restricted stock award made on September 8, 2025, at the closing stock price of $137.68, that cliff vest upon 5 years of continued service through December 31, 2030.
2
Represents a performance-based restricted stock grant made on September 8, 2025, at the closing stock price of $137.68, which consists of performance-based restricted stock units that vest upon the satisfaction of certain performance-based metrics over a 5-year performance period. The Company currently estimates maximum performance will be achieved for this performance-based award.

3	Represents the annual short-term cash incentive component of the incentive award program, as described in detail under “2025 Short and Long-Term Incentives.”
4	Reflects the fair value of restricted stock on the date of grant, calculated in accordance with applicable accounting guidance and based on assumptions set forth in Notes 1 and 11 of the Notes to Consolidated Financial Statements in Nicolet’s annual report on Form 10-K.

Nicolet has not adopted a policy on the timing of awards of options in relation to the disclosure of material nonpublic information, as Nicolet has historically relied primarily on periodic episodic grants and have not had such an episodic grant in recent years. Option grants tied to new employee start dates are principally driven by such start dates, and not in consideration of the timing of disclosure of material nonpublic information.

The following table sets forth the equity awards outstanding for each NEO as of December 31, 2025.

Outstanding Equity Awards at 2025 Fiscal Year End Table

		Option awards				Stock awards
Name		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of restricted stock that have not vested ($) [10]	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($) [10]
Michael E. Daniels	1	67,500	—	$56.43	11/1/2027
	2	54,000	—	$70.50	11/18/2029
	3	13,500	—	$71.57	1/21/2030
	4							60,000	$7,278,000
	5					30,000	$3,639,000
	6					7,648	$927,702
H. Phillip Moore, Jr.	7	40,000	10,000	$78.84	6/7/2031
	6					2,884	$349,829
	7					2,000	$242,600
Eric J. Witczak	2	10,000	—	$70.50	11/18/2029
	8	40,000	10,000	$78.67	5/13/2031
	6					2,884	$349,829
Brad V. Hutjens	2	25,000	—	$70.50	11/18/2029
	8	40,000	10,000	$78.67	5/13/2031
	6					2,556	$310,043
William M. Bohn	9	10,000	40,000	$77.66	4/15/2034
	9					8,000	$970,400
	6					1,700	$206,210

1	Stock options granted on November 1, 2017 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
2	Stock options granted on November 18, 2019 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
3	Stock options granted on January 21, 2020 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
4
Represents a performance-based restricted stock award made on September 8, 2025, at the closing stock price of $137.68, which consists of performance-based restricted stock units that vest upon the satisfaction of certain performance-based metrics over a 5-year performance period. The Company currently estimates maximum performance will be achieved for these performance-based awards, and it has been reflected as such in this compensation table.

5	Represents a restricted stock award made on September 8, 2025, at the closing stock price of $137.68, that cliff vest upon 5 years of continued service through December 31, 2030.
6	Represents the unvested portion of a restricted stock grant made on November 19, 2024, which vests in 5 equal increments over a 5-year period on the anniversaries of the initial grant, related to the long-term equity incentives for 2024.
7	Stock options and restricted stock granted on June 7, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
8	Stock options granted on May 13, 2021 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
9	Stock options and restricted stock granted on April 15, 2024 and vesting in 5 equal increments over a 5-year period on the anniversaries of the initial grant.
10	Utilizes a $121.30 per share market value of Nicolet’s common stock at December 31, 2025.

The following table sets forth information relating to the exercise of stock options and vesting of restricted stock during the year ended December 31, 2025 by each NEO.

Option Exercises and Stock Vested 2025

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Michael E. Daniels	—	$—	2,382	$286,010
H. Phillip Moore, Jr.	—	$—	2,957	$340,972
Eric J. Witczak	15,000	$1,022,315	957	$114,916
Brad V. Hutjens	—	$—	848	$101,827
William M. Bohn	—	$—	2,425	$261,297

The following table sets forth information regarding each NEO’s account balance at December 31, 2025 under Nicolet’s Nonqualified Deferred Compensation Plan, including contributions and earnings credited to such account.

Nonqualified Deferred Compensation 2025

Name	Executive contributions in last fiscal year ($)	Registrant contributions in last fiscal year ($)	Aggregate earnings (loss) in last fiscal year ($)	Aggregate withdrawals / distributions ($)	Aggregate balance at last fiscal year end ($)
Michael E. Daniels	$—	$—	$537,789	$—	$5,081,904
H. Phillip Moore, Jr.	$—	$—	$160,223	$—	$1,263,988
Eric J. Witczak	$19,000	$—	$101,920	$2,299	$1,067,835
Brad V. Hutjens	$—	$—	$169,894	$—	$1,040,985
William M. Bohn	$220,000	$—	$23,398	$—	$243,398

Employment Agreements

Employment agreements are in place with each of our named executive officers. We believe employment agreements help recruit and retain executives with the experience, skills, knowledge, and background needed to achieve our business goals and strategy.  Each of these agreements provides for certain severance and change in control benefits. The material terms of the employment agreements are summarized below.

Employment Agreement for Mr. Daniels
•The employment agreement provides for an initial 3-year term, and renews automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Mr. Daniels shall receive a base salary, which the Board reviews annually.
•Mr. Daniels is eligible to receive incentive cash or cash equivalent compensation annually as well as equity incentive awards based on performance measures established by the Board. The incentive compensation is subject to clawback under certain circumstances.
•The employment agreement provides for term life insurance with a death benefit of $1.5 million payable to the executive’s designated beneficiary(ies).
•Fringe benefits available to Mr. Daniels include a company car with associated expenses paid by Nicolet, country club annual dues, reimbursement for reasonable and necessary business expenses, and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreement provides for 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If either termination event occurs within 6 months following a Change of Control, the executive shall receive severance equal to 2 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage. All severance is conditioned upon the executive signing and not revoking a general release of claims.
•The employment agreement includes covenants that restrict the executive, for a period of 24 months following termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.

•Payment made in connection with a change in control would be reduced, if necessary, to ensure that no payment constitutes an excess parachute payment under Internal Revenue Code Section 280G.

Employment Agreement for Mr. Moore
•The employment agreement provides for an initial 3-year term, which renews automatically each day so that the term of the agreement remains three years unless either party gives notice of intent that automatic renewals shall cease.
•Mr. Moore shall receive a base salary, which the Compensation Committee reviews annually.
•Mr. Moore is eligible to receive annual bonus compensation (with a defined target percentage of base salary), as well as equity incentive awards at the discretion of the Board.  The incentive compensation is subject to clawback under certain circumstances, per the terms of a separate agreement.
•Mr. Moore is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreement provides for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 6 months following a Change of Control, the executive shall receive severance equal to 1.5 times the base salary and target bonus in effect immediately prior to the Change of Control plus 12 months of health continuation coverage.
•The employment agreement includes covenants that restrict the executive, for a period of 12 months following termination for any reason, from (i) disclosing confidential information, (ii) competing within defined markets, and (iii) soliciting any Company customer or employee to which the executive had Material Contact during the last 2 years of employment.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Employment Agreements for Messrs. Witczak, Hutjens, and Bohn
•The employment agreements provide for an initial 1-year term, which renews automatically each day so that the term of the agreement remains one year unless either party gives notice of intent that automatic renewals shall cease.
•Each executive shall receive a base salary, which the Compensation Committee reviews annually.
•Each executive is eligible to receive annual bonus compensation comprised of a cash and an equity award (with each at a defined target percentage of base salary) at the discretion of the Board.  Any incentive-based compensation or other compensation paid to the executive under the employment agreement is subject to clawback under certain circumstances.
•Each executive is eligible to receive reimbursement for reasonable and necessary business expenses in addition to country club annual dues and certain other benefit programs open to other similarly situated Nicolet employees.
•The employment agreements provide for up to 12 months of base pay as severance plus 12 months of health continuation coverage in the event the executive is involuntarily terminated by Nicolet without Cause or if the executive resigns for Good Reason. If the executive resigns for Good Reason within 24 months following a Change of Control, the executive shall receive severance equal to 2.99 times the base salary in effect immediately prior to the Change of Control plus the largest annual bonus paid to the executive during the prior three consecutive years, and 18 months of health continuation coverage.
•Upon the executive’s voluntary termination without Good Reason, the Company may elect to either retain the executive as an employee during the 60 day notice period or immediately accept the executive’s notice and terminate the executive’s employment.
•The employment agreements include covenants that restrict the executives, for a period of 12 months following their termination for any reason, including (i) non-competition, (ii) non-solicitation of customers, and (iii) non-solicitation of employees to which the executive had Material Contact.
•Payments made in connection with a change in control would be reduced, if necessary, to ensure that no payments constitute an excess parachute payment under Internal Revenue Code Section 280G.

Potential Payments Upon Termination or Change of Control

The following table shows the estimated value as of December 31, 2025 of potential payments to the NEOs upon termination or Change of Control events.

Name	Michael E. Daniels	H. Phillip Moore, Jr.	Eric J. Witczak	Brad V. Hutjens	William M. Bohn
Involuntary Termination by Company or Resignation for Good Reason:
Base Salary	$850,000	$475,000	$475,000	$450,000	$440,000
Health Continuation Coverage	35,900	36,100	36,100	23,900	24,900
Total	$885,900	$511,100	$511,100	$473,900	$464,900
Involuntary Termination by Company or Resignation for Good Reason following a Change of Control:
Base Salary	$1,700,000	$712,500	$1,420,250	$1,345,500	$1,315,600
Target Annual Variance Incentive Bonus	2,443,750	427,500	534,375	506,250	495,000
Health Continuation Coverage	35,900	36,100	54,150	35,850	37,350
Value of Unvested Restricted Stock [1]	11,844,702	592,429	349,829	310,043	1,176,610
Value of Unvested Stock Options [2]	—	424,600	426,300	426,300	1,745,600
Total	$16,024,352	$2,193,129	$2,784,904	$2,623,943	$4,770,160

1	The value of the unvested restricted stock is based upon the closing stock price of $121.30 as of December 31, 2025.
2	The value of the unvested stock options is based upon the closing stock price of $121.30 as of December 31, 2025, less the option exercise price for all options in the money.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act and 402(u) of Regulation S-K, we are providing the following information on the relationship of the annual total compensation of Michael E. Daniels, our Chief Executive Officer, to the annual total compensation of our median compensated employee. The pay ratio is a reasonable estimate calculated in a manner consistent with rules promulgated by the SEC.

Determining our Median Employee Pay: As of December 31, 2025, we employed 978 employees. The SEC rules require that we identify our median employee by use of a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual total cash compensation of our employees. Specifically, we identified the median employee by aggregating gross compensation paid in 2025 and ranking all employees according to this measure, from lowest to highest.

Calculating the Pay Ratio: As required by SEC rules, we then calculated our median employee’s total annual compensation in accordance with the requirements of item 402(c)(2)(x) of Regulation S-K (which is the calculation method for reporting CEO compensation in the Summary Compensation Table).

The compensation of our median employee for 2025 was $56,042. Our CEO’s compensation, as reported in the Summary Compensation Table, was $14,944,068. Therefore, our CEO to median employee ratio for 2025 was approximately 267:1. This information is provided solely for compliance purposes. The Compensation Committee does not consider this ratio when evaluating compensation arrangements.

Pay versus Performance

As required by Section 953(b) of the Dodd-Frank Act and 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance measures of Nicolet.

Year	Summary compensation table for PEO (1)	Summary compensation table for PEO (1)	Compensation actually paid to PEO (5)	Compensation actually paid to PEO (5)	Average summary compensation table total for non-PEO NEOs (1)	Average compensation actually paid to non-PEO NEOs (5)	Total shareholder return (2)	Peer group total shareholder return (2)	Net income (in 000s) (3)	Adjusted diluted earnings per common share (4)
2025	$14,944,068		$13,644,464		$1,047,314	$1,344,271	$189	$211	$150,686	$9.82
2024	$3,208,486		$3,340,058		$1,908,832	$2,156,434	$162	$165	$124,059	$7.83
2023	$1,423,772		$1,353,230		$834,582	$714,433	$123	$123	$61,516	$6.72
2022	$2,052,885		$2,163,673		$1,094,003	$1,119,010	$120	$113	$94,260	$6.90
2021	$3,529,055	$3,529,416	$5,261,198	$5,261,559	$1,738,673	$1,322,258	$129	$136	$60,652	$6.57

(1) For 2025 and 2024, our PEO was Mr. Daniels and our remaining NEOs were Messrs. Moore, Witczak, Hutjens, and Bohn. For 2023 and 2022, our PEO was Mr.Daniels and our remaining NEOs were Messrs. Moore, Atwell, Hutjens, and Witczak. For 2021, our PEOs were Messrs. Daniels and Atwell, and our remaining NEOs were Ms. Lawson and Messrs. Moore, Hutjens, Madson, and Witczak.

(2) The total shareholder return assumes a hypothetical investment of $100 in common stock on January 1, 2021 with dividends reinvested, and compares the performance of Nicolet common stock to the S&P U.S. BMI Bank Index.
(3) Net income of the Company as reported in the Consolidated Statements of Income in Nicolet’s annual report on Form 10-K.
(4) For a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, please refer to Appendix A of this Proxy Statement.
(5) The following tables reflect the adjustments made in each year presented in the Pay versus Performance table above to arrive at the compensation actually paid to our PEO and Non-PEO NEOs.

Adjustments to Determine Compensation Actually Paid to PEO	2025 *	2024 *	2023 *	2022 *	2021 *	2021 ^
Less: value of Stock Awards included in SCT	$(12,391,200)	$(1,049,879)	$(109,472)	$(218,565)	$(210,625)	$(210,625)
Less: value of Option Awards included in SCT	—	—	—	—	—	—
Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	10,917,000	1,002,940	2,670	(2,088)	24,052	24,052
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	125,351	32,823	(79,020)	82,384	1,135,200	1,135,200
Fair Value as of Vesting Date of Equity Awards Granted and Vested in Year	—	—	36,491	72,855	70,208	70,208
Change in Fair Value of Equity Awards Granted in Prior Years and Vested in Year	49,245	145,688	78,789	176,202	713,308	713,308
Total Adjustments	$(1,299,604)	$131,572	$(70,542)	$110,788	$1,732,143	$1,732,143

* Adjustments to determine the Compensation Actually Paid to Mr. Daniels.
^ Adjustments to determine the Compensation Actually Paid to Mr. Atwell.

Adjustments to Determine Compensation Actually Paid to Non-PEO NEOs	2025	2024	2023	2022	2021
Less: value of Stock Awards included in SCT	$—	$(538,161)	$(60,210)	$(114,625)	$(231,013)
Less: value of Option Awards included in SCT	—	(348,699)	—	—	(901,175)
Year End Fair Value of Outstanding and Unvested Equity Awards Granted in Year	—	915,660	1,468	(1,095)	495,209
Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	216,190	186,672	(80,519)	44,530	125,578
Fair Value as of Vesting Date of Equity Awards Granted and Vested in Year	—	—	29,231	38,208	31,106
Change in Fair Value of Equity Awards Granted in Prior Years and Vested in Year	80,767	32,130	(10,119)	57,989	77,140
Fair Value of Awards Granted in Prior Years Forfeited in Year	—	—	—	—	(13,260)
Total Adjustments	$296,957	$247,602	$(120,149)	$25,007	$(416,415)

Tabular List of Financial Performance Measures

Pursuant to the requirements of Item 402(v), we provide the following list of the three most important financial performance measures used to link Compensation Actually Paid or “CAP” (as calculated in accordance with the SEC rules), to our Named Executive Officers in 2025. Please refer to the sections entitled “Financial Performance” and “Pay for Performance Criteria and Process,” in the Compensation Discussion and Analysis for more information.
•Measure 1 - Adjusted diluted earnings per common share
•Measure 2 - Net interest income
•Measure 3 - Nonperforming assets to total assets

Pay Versus Performance: Graphical Description

Pursuant to the requirements of Item 402(v), the following graphs reflect the relationships between the Compensation Actually Paid or “CAP” and the Company’s cumulative TSR and the Peer Group’s cumulative TSR, the Company’s Net Income, and Adjusted Diluted Earnings Per Share. For a more thorough discussion of how the Committee reviews and assesses the relationship between executive compensation and Company performance, please refer to the Compensation Discussion and Analysis.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and Company Net Income
CAP and Adjusted Diluted Earnings Per Share

The foregoing disclosures relating to Pay Versus Performance shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference.

DELINQUENT SECTION 16(a) REPORTS

The U.S. securities laws require our executive officers, directors, and owners of more than ten percent of our outstanding shares of common stock to file reports with the SEC concerning the ownership of Nicolet equity securities. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that each person who at any time during 2025 was a director or an executive officer or held more than ten percent of our common stock complied with these requirements, except as follows: Nine of our non-employee directors participating in the Directors Plan, each filed one Form 4 late for their third quarter 2025 shares received. Each Form 4 was due October 23, 2025, and was filed November 3, 2025. One non-employee director filed one Form 4 late for a sale transaction due March 11, 2025, filed March 12, 2025.

RELATED PARTY TRANSACTIONS

Nicolet has a written related party transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K. The Audit Committee must approve all such transactions under the policy.

Prior to entering into such a related party transaction or an amendment thereof, the Audit Committee must consider all of the available relevant facts and circumstances including, if applicable, benefits to Nicolet, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee is permitted to participate in any review, consideration, or approval of any related party transaction with respect to which such member or any of his or her immediate family members is a related party.

There were no related party transactions in 2025 except as follows:

Nicolet’s bank subsidiary has loan transactions in the ordinary course of business with directors and executive officers of the Company, including the companies or firms with which they are affiliated and members of their immediate families. These loans have been made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans with unrelated persons and did not involve more than the normal risk of collectability or present other unfavorable features. At December 31, 2025, the aggregate principal amount of loans outstanding to directors, executive officers, or their related interests was approximately $131 million, which represented 2% of the Company’s period end loan portfolio.

In connection with the Company’s succession and transition plan, on November 6, 2023, Robert B. Atwell, our former Executive Chairman and one of Nicolet’s founders, and the Company entered into a letter agreement setting forth the terms applicable to his transition from active employment through December 31, 2023 (the “Transition Date”), to thereafter as an advisor for a period of three years following the Transition Date (the “Term”). In connection with this letter agreement, Mr. Atwell received consulting fees totaling approximately $812,000 and $717,000 during 2025 and 2024, respectively.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•Reviewed and discussed with management Nicolet’s annual audited financial statements for 2025
•Discussed with Forvis Mazars, LLP, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC
•Received from Forvis Mazars, LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Forvis Mazars, LLP’s communication with the Audit Committee concerning independence
•Discussed with Forvis Mazars, LLP its independence

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that Nicolet’s 2025 audited consolidated financial statements be included in Nicolet’s 2025 Annual Report on Form 10-K, which has been filed with the SEC.

While the Audit Committee has the responsibilities set forth in its Charter (including to monitor and oversee the audit processes), the Audit Committee does not have the duty to plan or conduct audits or to determine that Nicolet’s financial statements are complete, accurate or in accordance with generally accepted accounting principles. Nicolet’s management and independent auditor have this responsibility.

This report has been furnished by the members of the Audit Committee:

Susan L. Merkatoris, Chair
Janet E. Godwin
Donald J. Long, Jr.
Tracy S. McCormick
Glen E. Tellock

February 27, 2026

The foregoing Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Nicolet filing under the Securities Act or under the Exchange Act, except to the extent Nicolet specifically incorporates this report by reference therein.

PROPOSAL 1: ELECTION OF DIRECTORS

Election of Directors

The Board has nominated each of the twelve (12) persons named below to stand for election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a one-year term that will expire at the 2027 Annual Meeting of Shareholders and upon the election and qualification of his or her successor.

Each nominee has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Board may (1) designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), (2) allow the vacancy or vacancies to remain open pending the nomination of a suitable candidate or candidates, or (3) by resolution provide for a lesser number of directors. All of the nominees listed below will also serve as directors of Nicolet National Bank (“Nicolet Bank”), a wholly owned subsidiary of Nicolet.

The table below provides additional commentary unique to each nominee that led the Nominating & Governance Committee to recommend his/her nomination to the Board. The ages shown are as of December 31, 2025. Except as otherwise indicated, each of the named persons has been engaged in his or her present principal occupation for more than five years.

Name (Age)	Director Since	Positions and Business Experience
Robert B. Atwell (68)	2000	Executive Chairman from April 26, 2021 until December 31, 2023. Chairman, President, and Chief Executive Officer of Nicolet and Nicolet Bank since formation through April 26, 2021.

		We believe the Board benefits from Mr. Atwell’s extensive and broad experience in the banking industry for over 40 years (including large and small banks), executive leadership, vision, community and regulatory connections, as well as his vested interest as a founder of Nicolet and his level of ownership.
Carl J. Chaney (64)	2026
Chairman of Chaney Investments. He previously served as a Director of MidWestOne until February 2026, Executive Chairman of Industry Bancshares, Inc., until June 2025, Chairman of the Board of Beach Bank until August 2022, and is the former President & CEO of Hancock Whitney Corporation, a Nasdaq-listed public financial holding company. Mr. Chaney has over 35 years of experience in the banking industry, where he began his career serving as a Bank Regulatory/M&A Partner with a large southeastern regional law firm.

We believe the Board benefits from Mr. Chaney’s extensive and broad experience in the banking industry.

Michael E. Daniels (61)	2000	Chairman, President, and Chief Executive Officer of Nicolet since December 31, 2023, and President and Chief Executive Officer of Nicolet since April 26, 2021. Executive Vice President and Secretary of Nicolet since its formation in 2002 and, beginning April 29, 2016, President and Chief Executive Officer of Nicolet Bank. From 2007 to April 29, 2016, President and Chief Operating Officer of Nicolet Bank; Executive Vice President and Chief Lending Officer of Nicolet Bank from 2000-2007.

		We believe the Board benefits from Mr. Daniels’ extensive commercial lending, operational and compliance experience, straightforward leadership, and his vested interest as a founder of Nicolet and his level of ownership.
John N. Dykema (62)	2006	Owner, President and Chief Executive Officer of Campbell Wrapper Corporation and Circle Packaging Machinery, Inc., manufacturers of custom packaging machinery.

		We believe the Board benefits from Mr. Dykema’s significant experience as a manufacturing business owner and manager, his connections in the bank’s markets, and his long tenure and engagement on a community bank board.
Janet E. Godwin (60)	2026
Retired Chief Executive Officer of ACT Education Corp, a public benefit corporation and global leader in providing educational and career assessments, where she had oversight for all aspects of the organization, including defining company strategy, product development, sales, and operations for the parent and subsidiaries. She previously served as a Director of MidWestOne until February 2026.

We believe the Board benefits from Ms. Godwin’s extensive experience in leadership, strategy and operations.

Matthew J. Hayek (56)	2026
An attorney at Hayek, Moreland, & Smith, LLP, a general service law firm in Iowa City, where his practice focuses on business and real estate law. He worked at law firms in Atlanta and Chicago before returning to Iowa City. He previously served as a Director of MidWestOne until February 2026.

We believe the Board benefits from Mr. Hayek’s extensive legal and leadership experience.

Name (Age)	Director Since	Positions and Business Experience
Donald J. Long, Jr. (68)	2000	Former Owner and Chief Executive Officer of Century Drill & Tool Co., Inc., an expediter of power tool accessories.

		We believe the Board benefits from Mr. Long’s former business ownership experiences, corporate board membership experiences and community involvement, and his experience as a founding board member of Nicolet.
Tracy S. McCormick (65)	2026
Chief Financial Officer and a director of Mill Creek Development Company, an urban planning and development company in Pasadena, California. She previously served as a Director of MidWestOne until February 2026. Her prior experience includes a career in investment banking with J.P. Morgan & Co., Incorporated in New York, Chicago, and Los Angeles.

We believe the Board benefits from Ms. McCormick’s financial expertise and experience in the banking industry.

Susan L. Merkatoris (62)	2003	Certified Public Accountant; Owner and Managing Member of Larboard Enterprises, LLC, a packaging and shipping franchise doing business as The UPS Stores; Previous Co-Owner and Vice President of Midwest Stihl Inc., a distributor of Stihl Power Products.

		We believe the Board benefits from Ms. Merkatoris’ experiences as a certified public accountant, internal controls knowledge and audit committee experience, and financial expertise as a business owner.
Oliver Pierce Smith (42)	2017	Board of Directors at Menasha Corporation. Retired Director of Purchasing at Menasha Packaging, a division of Menasha Corporation. Director of First Menasha Bancshares, Inc. from 2010 to April 28, 2017.

		We believe the Board benefits from Mr. Smith’s significant ownership level, local community involvement, and operating business experience, as well as his real estate, acquisition integration and IT background.
Glen E. Tellock (64)	2023
Retired President and Chief Executive Officer of Lakeside Foods, May 2016 to May 2021. Former Chairman, President, and CEO of The Manitowoc Company from 2009 to 2015, served as President and CEO from 2007 to 2009, and prior executive leadership positions held including Chief Financial Officer from 1991 to 2007. Mr. Tellock currently serves on the public boards of directors of Badger Meter and WEC Energy Group.

We believe the Board benefits from Mr. Tellock’s extensive public company leadership, bringing significant business operations, financial reporting, corporate governance and strategic planning experience.

Robert J. Weyers (61)	2000	Co-Owner of Weyers Group, a private equity investment firm; Commercial Horizons, Inc., a commercial property development company; and PBJ Holdings, LLC, a real estate holding company.

		We believe the Board benefits from Mr. Weyers’ real estate development experience and related connections, community involvement, and experience as a founding board member of Nicolet.

Director Qualifications

Directors are responsible for overseeing Nicolet’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly skilled individuals with various qualities, attributes and professional experiences. The Board believes that there are certain general requirements for service on the Board that are applicable to all directors, and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by every director. The Board and the Nominating & Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and Nicolet’s current and future needs.

In its assessment of each director nominee, including those recommended by shareholders, the Nominating & Governance Committee considers the nominee’s judgment, integrity, experience, independence, and understanding of Nicolet’s mission and business, as well as the nominee’s understanding of other related industries and other factors that the Nominating & Governance Committee determines are pertinent in light of the current needs of the Board. The Nominating & Governance Committee also considers the ability of a director nominee to devote the time, energy, and effort necessary to fulfill his or her responsibilities to Nicolet with candor and thoughtful input.

The Board and Nominating & Governance Committee require that each director nominee be a person of high integrity with a proven record of success in his or her field. Each director nominee must demonstrate innovative thinking, familiarity and respect for corporate governance requirements and practices, an appreciation of diversity, and a commitment to sustainability. In addition to the qualifications required of all directors, director nominees are interviewed to assess intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

The Board believes that the combination of qualifications, skills, and experiences of each of the director nominees will contribute to an effective and well-functioning Board, and that individually and as a whole, the directors possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to Nicolet’s management.

RECOMMENDATION FOR PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has selected, and the Board has approved, Forvis Mazars, LLP, an independent registered public accounting firm, to serve as the independent registered public accounting firm for Nicolet for the year ending December 31, 2026, subject to ratification by the shareholders. Forvis Mazars, LLP has served as our independent registered public accounting firm since 2021. Although our Bylaws do not require shareholder ratification of our independent registered public accounting firm, we are submitting the selection of Forvis Mazars, LLP, to shareholders for ratification as a matter of good governance in order to permit shareholders to participate in this important corporate decision. If the shareholders do not ratify the appointment of Forvis Mazars, LLP as Nicolet’s independent registered public accounting firm for the year ending December 31, 2026, then the matter will be referred to the Audit Committee for further review and action. We expect a representative of Forvis Mazars, LLP, to be present at the Annual Meeting and that representative will be given an opportunity to make a statement on behalf of the firm or to respond to appropriate questions from shareholders.
Fees Paid to Auditors

The following table sets forth the fees billed for the audit and other professional services rendered by Nicolet’s auditors, Forvis Mazars, LLP, during the years ended December 31, 2025 and 2024.

Fees	2025	2024
Audit fees [a]	$763,574	$763,746
Audit-related fees [b]	78,700	32,550
Tax fees [c]	—	—
All other fees [d]	—	—
Total fees	$842,274	$796,296

a. Audit Fees include aggregate fees billed for professional services for the audit of Nicolet’s annual consolidated financial statements, the review of the annual report on Form 10-K, and the limited reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC, including out of pocket expenses.

b. Audit-Related Fees include fees billed for professional services associated with the audit of Nicolet’s 401(k) plan and consultation for acquisition-related transactions, including out of pocket expenses.

c. Tax Fees include all services performed for tax compliance, tax planning, and tax advice.
d. All Other Fees includes billings for services rendered other than those in the categories defined above.

The services provided by our independent auditors were approved in advance by the Audit Committee in accordance with the provisions of the committee’s charter. The Audit Committee considers that the provision of the services above is compatible with maintaining independence by Forvis Mazars, LLP.

The ratification of the appointment of Forvis Mazars, LLP as the independent registered public accounting firm of Nicolet for the fiscal year ending December 31, 2026 requires that more votes be cast in favor of the proposal than against it.

RECOMMENDATION FOR PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF RATIFYING THE APPOINTMENT OF FORVIS MAZARS, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NICOLET BANKSHARES, INC.’S
NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and related rules of the SEC, we provide our shareholders each year with a “say-on-pay” vote – an opportunity to vote on an advisory basis on the compensation paid to our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K. Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of Nicolet’s Named Executive Officers as disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosures in the Proxy Statement.”

As discussed in detail in the “Compensation Discussion and Analysis” section, the Compensation Committee actively oversees our executive compensation program, adopting changes and awarding compensation as appropriate to reflect Nicolet’s circumstances and to promote the main objectives of the program. Our compensation programs are designed to attract, retain, and motivate persons with superior ability, to reward outstanding performance, and to align the long-term interests of our named executive officers with those of our shareholders. Under these programs, we award our named executive officers for the achievement of specific annual and long-term goals and the realization of increased shareholder value. We firmly believe that the information we have provided in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure alignment of management’s and shareholders’ interests to support long-term value creation.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. This vote also is not a vote on director compensation, as described under “Director Compensation,” or on our compensation policies as they relate to risk management.

The Board asks our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement in accordance with SEC rules by voting for this proposal. Because this is an advisory vote, it will not affect any compensation already paid or awarded and will not be binding upon or overrule any decisions made by the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value our shareholders’ views and intend to consider the outcome of the vote, along with other relevant factors, when making future named executive officer compensation decisions.

RECOMMENDATION FOR PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF NICOLET’S NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Nicolet.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

A shareholder that intends to present business at an Annual Meeting of shareholders must comply with the requirements set forth in Nicolet’s Bylaws as described below.

Director Nominations. The Nominating & Governance Committee will consider nominations for directors submitted by shareholders in accordance with Nicolet’s Bylaws. The Nominating & Governance Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of Nicolet Bank and shareholders of Nicolet, and professionals in the financial services and other industries. Similarly, the Nominating & Governance Committee’s charter does not prescribe any specific qualifications or skills that a nominee must possess, although it evaluates potential director nominees utilizing a number of criteria and considerations, including but not limited to specific qualifications and skills; knowledge of Nicolet, community banking and the financial services industry; experience in serving as a director or officer of a financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities Nicolet serves; and commitment to and availability for service as a director, including ownership in Nicolet.

In accordance with Nicolet’s Bylaws, shareholder nominations for directors shall be made in writing and delivered to Nicolet’s Secretary at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, between 14 and 50 days before a meeting at which directors are to be elected, although if less than 21 days’ notice of the meeting is provided to shareholders, the nomination must be delivered by the close of business on the seventh day after the date on which the notice was mailed. The nomination must state, to the extent known to the nominating shareholder, the following: (i) the nominee’s name, address, and occupation; (ii) the total number of shares to be voted for the nominee; and (iii) the notifying shareholder’s name, address and number of shares owned. The chair of the annual meeting will disregard any nominations not made in accordance with this procedure.

Proxy Solicitation. Any shareholder who intends to solicit proxies in support of director nominees other than our nominees at the 2027 Annual Meeting of Shareholders, in order to comply with the SEC’s universal proxy rules, must provide notice no later than March 19, 2027 to our Corporate Secretary (at the same address previously set forth) that contains all information required by Exchange Act Rule 14a-19. There were no director nominations proposed for the 2026 Annual Meeting by any shareholder.

Shareholder Proposals. To be considered for inclusion in our proxy materials relating to the 2027 annual meeting of shareholders (the “2027 Annual Meeting”), eligible shareholders must submit proposals that comply with Rule 14a-8 under the Exchange Act and other relevant SEC regulations for our receipt by November 25, 2026; however, if the 2027 Annual Meeting is held more than 30 days before or after May 18, 2027, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. Additionally, our Bylaws provide that only such business that is properly brought before the Annual Meeting of shareholders shall be conducted at such meeting. In order for a shareholder proposal to be properly brought before an Annual Meeting pursuant to our Bylaws, our Bylaws require a notice of the shareholder proposal that includes: (i) a description of the proposal and the reason it is being brought before the meeting; (ii) the proponent’s name and address and the number of shares he or she beneficially owns; and (iii) any material interest of the proponent in the proposal. Nicolet’s Secretary must receive the proposal at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301, at least sixty days prior to the Annual Meeting for it to be considered. The deadline for a shareholder proposal to be brought before a special meeting is likewise a date that allows a reasonable time before we provide the proxy materials for such special meeting to our shareholders.

The proxies of Nicolet’s management are permitted to use their discretionary authority with respect to proposals that are not timely submitted in accordance with the Company’s Bylaws and the SEC rules.

Shareholder Communications. Shareholders and other interested parties wishing to communicate with the Board or with a particular director may do so in writing addressed to the Board, or to the particular director, and sending it to the Secretary of Nicolet at the Company’s principal office, currently located at 111 North Washington Street, Green Bay, Wisconsin 54301.

The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s). Examples of communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to Nicolet’s business, or communications that relate to improper or irrelevant topics.

OTHER MATTERS

Security Holders Sharing an Address

Nicolet has furnished to the SEC an Annual Report to Shareholders (which includes our Annual Report on Form 10-K) for the year ended December 31, 2025. Pursuant to the rules of the SEC, services that deliver Nicolet’s communications to shareholders who hold their shares through a bank, broker, or other holder of record may deliver to multiple shareholders sharing the same address a single copy of Nicolet’s 2025 Annual Report to Shareholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of Nicolet’s 2025 Annual Report on Form 10-K and/or this proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify Nicolet of their requests to either receive a single copy of each document delivered, if multiple copies are being delivered, or to receive multiple copies of each document, if a single copy is being delivered, upon written or oral request to Nicolet Bankshares, Inc., 111 North Washington Street, Green Bay, Wisconsin 54301.

Green Bay, Wisconsin
March 25, 2026

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We identify “tangible common equity to tangible assets,” “adjusted net income,” “adjusted diluted earnings per common share,” “core return on average assets,” “core return on average common equity,” and “core return on average tangible common equity,” as “non-GAAP financial measures.” In accordance with the SEC’s rules, we identify certain financial measures as non-GAAP financial measures if such financial measures exclude or include amounts in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles (“GAAP”) in effect in the United States in our statements of income, balance sheets or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures, ratios or statistical measures calculated using exclusively financial measures calculated in accordance with GAAP.
Management believes that the presentation of these non-GAAP financial measures (a) are important metrics used to analyze and evaluate our financial condition and capital strength and provide important supplemental information that contributes to a proper understanding of our operating performance and trends, (b) enables a more complete understanding of factors and trends affecting our business, and (c) allows investors to compare our financial performance to the financial performance of our peers and to evaluate our performance in a manner similar to management, the financial services industry, bank stock analysts, and bank regulators. Management uses non-GAAP measures as follows: in the preparation of our operating budgets, financial performance reporting, and in our presentation to investors of our performance. However, we acknowledge that these non-GAAP financial measures have a number of limitations. Limitations associated with non-GAAP financial measures include the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. These disclosures should not be considered an alternative to our GAAP results. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is presented below.

	At and for the years ended December 31,
(in thousands, except per share data)	2025	2024	2023	2022	2021
Adjusted net income reconciliation: (1)
Net income (GAAP)	$150,686	$124,059	$61,516	$94,260	$60,652
Adjustments:
Provision expense (2)	—	—	2,340	8,000	14,400
Assets (gains) losses, net (3)	(1,163)	(4,212)	32,808	(3,130)	(4,181)
Merger-related expense	1,956	—	189	1,664	5,651
Branch closure expense	—	—	—	—	944
Contract termination charge	—	—	2,689	—	—
Adjustments subtotal	793	(4,212)	38,026	6,534	16,814
Tax on Adjustments (4)	155	(821)	7,415	1,634	4,204
Tax - Wisconsin Tax Law Change (4)	—	—	9,118	—	—
Adjusted net income (Non-GAAP)	$151,324	$120,668	$101,245	$99,161	$73,263
Diluted earnings per common share:
Diluted earnings per common share (GAAP)	$9.78	$8.05	$4.08	$6.56	$5.44
Adjusted Diluted earnings per common share (Non-GAAP)	$9.82	$7.83	$6.72	$6.90	$6.57
Tangible assets: (5)
Total assets	$9,185,107	$8,796,795	$8,468,678	$8,763,969	$7,695,037
Goodwill and other intangibles, net	382,400	388,140	394,366	402,438	339,492
Tangible assets	$8,802,707	$8,408,655	$8,074,312	$8,361,531	$7,355,545
Tangible common equity: (5)
Stockholders’ equity (common)	$1,257,662	$1,172,898	$1,039,007	$972,529	$891,891
Goodwill and other intangibles, net	382,400	388,140	394,366	402,438	339,492
Tangible common equity	$875,262	$784,758	$644,641	$570,091	$552,399
Average tangible common equity: (5)
Average stockholders’ equity (common)	$1,198,089	$1,100,396	$979,366	$886,385	$622,903
Average goodwill and other intangibles, net	385,048	391,343	398,106	361,471	211,463
Average tangible common equity	$813,041	$709,053	$581,260	$524,914	$411,440
Selected ratios: (5)
Return on average assets (GAAP)	1.68%	1.45%	0.73%	1.20%	1.15%
Return on average common equity (GAAP)	12.58%	11.27%	6.28%	10.63%	9.74%
Return on average tangible common equity	18.53%	17.50%	10.58%	17.96%	14.74%
Selected core ratios: (5) (6)
Core return on average assets (Non-GAAP)	1.69%	1.41%	1.20%	1.27%	1.39%
Core return on average common equity (Non-GAAP)	12.63%	10.97%	10.34%	11.19%	11.76%
Core return on average tangible common equity (Non-GAAP)	18.61%	17.02%	17.42%	18.89%	17.81%
Note: Numbers may not sum due to rounding.
(1) The adjusted net income measure and related reconciliation provide information useful to investors in understanding the operating performance and trends of Nicolet and also to aid investors in the comparison of Nicolet’s financial performance to the financial performance of peer banks.
(2)    Provision expense for 2023 is attributable to the expected loss on a bank subordinated debt investment, and the provision expense for 2022 and 2021 is attributable to the Day 2 allowance from acquisition transactions.
(3)    Includes the gains / (losses) on other assets and investments, as well as the impact of the March 2023 balance sheet repositioning which included the sale of $500 million (par value) U.S. Treasury held to maturity securities for a pre-tax loss of $38 million or an after-tax loss of $28 million, with the net proceeds used to reduce FHLB borrowings and the remainder held in investable cash.
(4)    In July 2023, a new Wisconsin tax law change was signed which provided financial institutions with an exemption from state taxable income for interest, fees, and penalties earned on specific loans to existing Wisconsin-based business or agriculture purpose loans. The effective tax rate for periods prior to the July 1, 2023, effective date of the Wisconsin tax law change, assumed an effective tax rate of 25%, and periods subsequent to the effective date assumed an effective tax rate of 19.5%.
(5) The ratios of tangible common equity to tangible assets and return on average tangible common equity exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.
(6) These selected core ratios use adjusted net income (as defined in footnote 1 above) as the numerator in place of GAAP net income.

Nicolet Bankshares, Inc.

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or telephone.

Vote Your Proxy on the Internet:
Go to www.AALvote.com/NIC
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1-866-804-9616
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

Vote Your Proxy by Mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

Mr AB Sample
Sample Street
Sample Town
Sampleshire, XXX XXX

As a shareholder of Nicolet Bankshares, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 pm, Eastern Time, on May 17, 2026.

CONTROL NUMBER

▼ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▼

NICOLET BANKSHARES, INC.
ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 2026, AT 9:00 A.M. CENTRAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NICOLET BANKSHARES, INC.

The undersigned shareholder of Nicolet Bankshares, Inc. ("Nicolet") hereby appoints Mike Daniels, Phil Moore, and Michele McKinnon, or any of them, each with full power of substitution, as proxies of the undersigned to vote all shares of common stock of Nicolet that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Nicolet to be held on Monday, May 18, 2026, 9:00 a.m., Central Time, virtually, and all adjournments or postponements thereof, and to otherwise represent the undersigned at the Annual Meeting with all the powers possessed by the undersigned if personally present at the meeting. To attend the virtual meeting, you must first pre-register at **https://web.viewproxy.com/NIC/2026**. The undersigned revokes any proxy previously given to vote at such meeting. The undersigned hereby instructs said proxies or their substitutes to vote as specified on the reverse side of this card on each of the matters specified and in accordance with their judgment on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

Mr AB Sample
Sample Street
Sample Town
Sampleshire, XXX XXX

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Signature______________________________

Date______________________________

Title______________________________

Signature (Joint Owners)____________________

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

CONTROL NUMBER

Address Change:

(If you noted any Address Changes above, please mark box.) ☐

The Notice and Proxy Statement and Annual Report are available at:
https://web.viewproxy.com/NIC/2026

▼ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▼

When properly executed, your proxy card/voting instruction form will be voted in the manner you direct and in the discretion of the proxy holders on all other matters properly coming before the Annual Meeting. If you do not specify your choices, your shares will be voted FOR each of the nominees listed in Proposal No. 1, FOR Proposal No. 2, and FOR Proposal No. 3.

Your Board of Directors recommends a vote FOR each of the nominees listed in Proposal No. 1.

Please mark your votes like this ☒

NOMINEES:	FOR	WITHHOLD
(01) Michael E. Daniels	☐	☐
(02) Robert B. Atwell	☐	☐
(03) Carl J. Chaney	☐	☐
(04) John N. Dykema	☐	☐
(05) Janet E. Godwin	☐	☐
(06) Matthew J. Hayek	☐	☐
(07) Donald J. Long, Jr.	☐	☐
(08) Tracy S. McCormick	☐	☐
(09) Susan L. Merkatoris	☐	☐
(10) Oliver Pierce Smith	☐	☐
(11) Glen E. Tellock	☐	☐
(12) Robert J. Weyers	☐	☐

To cumulate votes for directors, check box at right and indicate vote amount in the blank space before the director's name for one or more desired nominees above. ☐

NOTE: If you wish to use cumulative voting, you MUST vote your proxy by mail.

Your Board of Directors recommends a vote FOR Proposal No. 2.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Your Board of Directors recommends a vote FOR Proposal No. 3.

3. Approval, on a non-binding advisory basis, of the compensation paid to Nicolet's named executive officers.

FOR ☐ AGAINST ☐ ABSTAIN ☐